ANNEX A

ACCOUNT AUDITOR'S REPORT, ANNUAL ACCOUNTS AND MANAGEMENT REPORT OF "TELEFÓNICA, S.A.", ALL FOR THE 2004 FINANCIAL YEAR

Deloitte.

Raimundo Fdez. Villaverde, 65
28003 Madrid
España

Tel.: +34 915 14 50 00
Fax: +34 915 14 51 80
+34 915 56 74 30
www.deloitte.es

Translation of a report and financial statements originally issued in Spanish based on our work performed in accordance with generally accepted auditing standards in Spain. In the event of a discrepancy, the Spanish-language version prevails.

AUDITORS' REPORT ON FINANCIAL STATEMENTS

To the Stockholders of Telefónica, S.A.:

1. We have audited the financial statements of Telefónica, S.A. comprising the balance sheet as of December 31, 2004, and the related statement of income and notes to financial statements for the year then ended. The preparation of these financial statements is the responsibility of the Company's directors. Our responsibility is to express an opinion on the financial statements taken as a whole based on our audit work performed in accordance with generally accepted auditing standards, which require examination, by means of selective tests, of the documentation supporting the financial statements and evaluation of their presentation, of the accounting principles applied and of the estimates made.

2. The financial statements for 2004 referred to above are presented in compliance with current Spanish corporate law, despite the fact that the operations of Telefónica, S.A. and of the companies it controls are managed on a consolidated basis. Accordingly, the financial statements of Telefónica, S.A., which acts basically as a holding company, do not reflect the financial and net worth variations resulting from application of consolidation methods to these holdings or to the transactions performed by the related investees, some of which are the result of the application of the Group's overall strategy. However, these variations are reflected in the Telefónica Group's consolidated financial statements for 2004, on which we issued our auditors' report dated March 4, 2005, containing an unqualified opinion. The effect of consolidation is disclosed in Note 4-d.

3. As required by Spanish corporate law, for comparison purposes the directors present, in addition to the 2004 figures for each item in the balance sheet and statements of income and of changes in financial position, the figures for 2004. Our opinion refers only to the 2004 financial statements. Our auditors' report dated February 26, 2004, on the 2003 financial statements contained an unqualified opinion.

4. In our opinion, the financial statements for 2004 referred to above present, in all material respects, a true and fair view of the net worth and financial position of Telefónica, S.A. as of December 31, 2004, and of the results of its operations and of the funds obtained and applied by it in the year then ended, and contain the required information, sufficient for their proper interpretation and comprehension, in conformity with generally accepted accounting principles and standards in Spain applied on a basis consistent with that of the preceding year.

5. The accompanying management report for 2004 contains the explanations which the directors consider appropriate about the Company's situation, the evolution of its business and other matters, but is not an integral part of the financial statements. We have checked that the accounting information in the management report is consistent with that contained in the financial statements for 2004. Our work as auditors was confined to checking the management report with the aforementioned scope, and did not include a review of any information other than that drawn from the Company's accounting records.

DELOITTE, S.L.
Registered in ROAC under no. S0692

Javier Ares San Miguel
March 4, 2005

Deloitte, S.L. Inscrita en el Registro Mercantil de Madrid, Tomo 13.650, folio 188, sección 8, hoja M-54414, inscripción 96, C.I.F.: B-79104469. Domicilio Social: Raimundo Fernández Villaverde, 65. 28003 Madrid

Member of
Deloitte Touche Tohmatsu

TELEFÓNICA, S.A.

FINANCIAL STATEMENTS AND MANAGEMENT REPORT FOR 2004

Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 21). In the event of a discrepancy, the Spanish-language version prevails.

TELEFÓNICA, S.A.

BALANCE SHEETS AS OF DECEMBER 31.

ASSETS (Millions of euros)	2004	2003

A) FIXED AND OTHER NONCURRENT ASSETS	43,715.40	43,052.65
I. Start-up expenses	12.19	33.64
II. Intangible assets (Note 5)	40.08	40.65
Computer software	95.90	71.72
Other intangible assets	10.53	11.37
Accumulated amortization	(66.35)	(42.44)
III. Property, plant and equipment (Note 6)	261.59	28.06
Land and structures	220.21	0.81
Furniture, tools and other items	103.61	31.70
Accumulated depreciation and allowances	(62.23)	(4.45)
IV. Long-term investments (Note 7)	43,401.54	42,950.30
Investments in Group companies	22,415.48	23,374.86
Investments in associated companies	1,479.16	1,005.42
Other investments	14.42	6.82
Loans to Group and associated companies	20,531.41	19,729.71
Other loans	55.17	70.26
Long-term deposits and guarantees given	35.05	3.22
Tax receivables (Note 14.2)	4,343.19	5,000.10
Allowances	(5,472.34)	(6,240.09)
B) DEFERRED CHARGES (Note 8)	266.22	288.98
C) CURRENT ASSETS	7,515.63	5,847.93
I. Accounts receivable	109.93	111.26
Trade receivables	7.86	7.27
Receivable from Group companies	71.04	72.75
Receivable from associated companies	0.15	0.15
Sundry accounts receivable	6.73	4.87
Employee receivables	0.78	0.85
Tax receivables (Note 14.2)	27.89	30.66
Allowance for bad debts	(4.52)	(5.29)
II. Short-term investments	6,447.97	5,564.55
Loans to Group and associated companies (Note 7.3)	6,184.36	3,990.10
Short-term investment securities (Note 7.5)	263.61	1,574.45
III. Short-term treasury stock (Note 9)	690.18	133.46
IV. Cash	255.72	33.73
V. Accrual accounts	11.83	4.93

TOTAL ASSETS	51,497.25	49,189.56

The accompanying Notes 1 to 21 and Exhibit I are an integral part of these balance sheets.

Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 21). In the event of a discrepancy, the Spanish-language version prevails.

TELEFÓNICA, S.A.

BALANCE SHEETS AS OF DECEMBER 31.

STOCKHOLDERS´ EQUITY AND LIABILITIES (Millions of euros)	2004	2003

A) STOCKHOLDERS´ EQUITY (Note 9)	14,399.38	16,477.06
I. Capital stock	4,955.89	4,955.89
II. Additional paid-in-capital	5,287.68	7,987.14
III. Revaluation reserves	1,368.89	1,368.89
IV. Reserves	1,485.52	791.43
Legal reserve	789.94	652.57
Reserve for treasury stock	690.18	133.46
Other reserves	5.40	5.40
V. Income for the year	1,301.40	1,373.71

B) PROVISIONS FOR CONTINGENCIES AND EXPENSES (Note 16.7)	139.30	149.38
C) LONG-TERM DEBT	20,770.55	22,957.57
I. Debentures, bonds and other marketable debt securities (Note 10)	1,917.52	2,525.97
Nonconvertible debentures and bonds	1,824.62	2,525.97
Other marketable debt securities	92.90	-
II. Payable to credit institutions (Note 11)	2,950.56	2,665.25
III. Payable to Group and associated companies (Note 12)	15,697.40	17,577.64
IV. Other payables	13.02	4.24
V. Taxes payable (Note 14.2)	46.92	39.34
VI. Uncalled capital payments payable	145.13	145.13
Group companies (Note 7.4)	145.13	145.13
D) CURRENT LIABILITIES	16,188.02	9,605.55
I. Debentures, bonds and other marketable debt securities (Note 10)	1,814.65	727.71
Nonconvertible debentures and bonds	799.06	69.24
Other marketable debt securities	963.84	606.45
Interest on debentures and other securities	51.75	52.02
II. Payable to credit institutions	2,619.35	865.73
Loans and other accounts payable (Note 11)	2,607.85	860.91
Accrued interest payable	11.50	4.82
III. Payable to Group and associated companies (Note 12)	11,551.42	7,935.03
IV. Trade accounts payable	53.87	37.42
Accounts payable for purchases and services	53.87	37.42
V. Other nontrade payables	148.73	39.66
Taxes payable (Note 14.2)	17.31	15.43
Other nontrade payables (Note 15)	131.42	24.23

TOTAL STOCKHOLDERS´ EQUITY AND LIABILITIES	51,497.25	49,189.56

The accompanying Notes 1 to 21 and Exhibit I are an integral part of these balance sheets.

Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 21). In the event of a discrepancy, the Spanish-language version prevails.

TELEFÓNICA, S.A.

STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31.

DEBIT (Millions of euros)	2004	2003

A) EXPENSES
Personnel expenses (Note 16.2)	94.94	113.07
Depreciation and amortization expense	49.89	47.91
Property, plant and equipment (Note 6)	4.62	1.67
Intangible assets (Note 5)	23.75	18.22
Amortizable expenses	21.52	28.02
Other operating expenses	250.52	209.00
Outside services provided by Group companies (Note 16.8)	51.49	51.55
Other outside services	186.93	166.36
Taxes other than income tax	7.09	5.96
Other current operating expenses	5.01	(14.87)
I. OPERATING INCOME	-	-
Financial and similar expenses
On debts to Group companies (Notes 16.4 and 16.8)	891.56	912.35
On debts to third parties and similar expenses (Note 16.4)	324.96	500.59
Variation in short-term investment valuation allowances	0.26	(30.80)
Amortization of deferred charges	34.31	38.23
Exchange losses (Note 16.5)	651.78	1,635.44
II. FINANCIAL INCOME	726.45	400.68

III. INCOME FROM ORDINARY ACTIVITIES	456.48	136.44
Variation in investment valuation allowances (Note 7.1)	(761.77)	(755.27)
Extraordinary expenses and losses (Note 16.7)	69.70	66.47
IV. EXTRAORDINARY INCOME	708.84	900.06

V. INCOME BEFORE TAXES	1,165.32	1,036.50
Corporate income tax in Spain (Note 14)	(139.99)	(343.51)
Foreign taxes (Note 14)	3.91	6.30

VI. INCOME FOR THE YEAR	1,301.40	1,373.71

The accompanying Notes 1 to 21 and Exhibit I are an integral part of these statements of income.

Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 21). In the event of a discrepancy, the Spanish-language version prevails.

TELEFÓNICA, S.A.

STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31.

CREDIT (Millions of euros)	2004	2003

B) REVENUES
Net sales to Group companies (Note 16.1)	26.04	32.82
Other operating revenues	99.34	72.92
Non-core and other current operating revenues ¯ Group companies (Note 16.1)	87.24	65.17
Non-core and other current operating revenues ¯ Non-Group companies	12.10	7.75
I. OPERATING LOSS	269.97	264.24
Revenues from equity investments	823.30	616.59
Group companies (Note 16.8)	795.41	591.65
Associated companies	13.26	12.19
Non-Group companies	14.63	12.75
Revenues from other equity investments and loans (Note 16.4)	1,100.84	1,248.65
Group companies (Note 16.8)	968.32	1,174.51
Other companies	132.52	74.14
Exchange gains (Note 16.5)	705.18	1,591.25
II. FINANCIAL LOSS	-	-

III. LOSS ON ORDINARY ACTIVITIES	-	-
Gains on fixed asset disposals (Note 16.6)	16.26	29.44
Extraordinary revenues (Note 16.6)	0.51	181.82
IV. EXTRAORDINARY LOSS	-	-

V. LOSS BEFORE TAXES	-	-

VI. LOSS FOR THE YEAR	-	-

The accompanying Notes 1 to 21 and Exhibit I are an integral part of these statements of income.

Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 21).
In the event of a discrepancy, the Spanish-language version prevails.

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2004

(1) INTRODUCTION AND GENERAL INFORMATION

Telefónica, S.A. ("Telefónica" or "the Company") was incorporated for an indefinite period of time on April 19, 1924, under the corporate name of Compañía Telefónica Nacional de España, S.A., and it adopted its present name in April 1998.

The Company´s registered office is at Gran Vía 28, Madrid (Spain), and its Employer Identification Number is A-28/015865.

Telefónica´s corporate purpose, per Article 4 of its bylaws, is the provision and operation of all manner of telecommunications services (including ancillary or supplementary telecommunications services or the services derived therefrom); research and development, the promotion and application of all manner of telecommunications components, equipment and systems; manufacturing, production and, in general, all other types of industrial activity relating to telecommunications; and the acquisition, sale and, in general, all other types of commercial activity relating to telecommunications.

As also stipulated in Article 4 of its bylaws, all the business activities that constitute the corporate purpose described above may be performed either in Spain or abroad and may be carried on either wholly or partially by the Company, or through shareholdings or other equity interests in other companies or legal entities with an identical or a similar corporate purpose.

In keeping with the foregoing, Telefónica is now the Parent Company of a Group of companies which operate mainly in the telecommunications, media and entertainment industries, providing a wide range of services on the international stage.

The Company is taxed under the general tax regime established by the Spanish State, the Spanish autonomous communities and local governments, and files consolidated tax returns with most of the Spanish subsidiaries in its Group under the consolidated tax regime applicable to corporate groups.

(2) BASIS OF PRESENTATION

True and fair view

The accompanying financial statements were prepared from Telefónica´s accounting records by the Company´s directors in accordance with the accounting principles and standards contained in the Commercial Code as implemented by the Spanish National Chart of Accounts and, accordingly, give a true and fair view of the net worth, financial position and results of operations and of the funds obtained and applied in 2004.

The financial statements for 2004 will be submitted for approval by the Stockholders´ Meeting, and it is considered that they will be approved without any changes. The financial statements for 2003 were approved by the Stockholders´ Meeting on April 30, 2004.

Comparative information

There were no changes in the structure of the balance sheet or the statement of income with respect the previous year. Also, no changes with a material effect were made in accounting methods with respect to 2003.

Inmobiliaria Telefónica, S.L.U., a wholly-owned subsidiary of Telefónica, S.A., was dissolved without liquidation through the overall transfer of its assets and liabilities to its sole stockholder and its subsequent extinction.

These notes to financial statements disclose the main effects of this transfer so that the 2004 figures may be compared with those for 2003. The effects of this transfer were recognized for accounting purposes from January 1, 2004, as stated in the public deed of dissolution without liquidation, overall transfer of assets and liabilities and extinction of Inmobiliaria Telefónica, S.L.U. executed in Madrid on July 17, 2004.

No additional significant events took place preventing a comparison of the figures for 2004 with those for 2003.

The figures in these financial statements and in the management report are expressed in millions of euros unless otherwise indicated.

(3) PROPOSED DISTRIBUTION OF INCOME

Telefónica, S.A. obtained income of €1,301.40 million in 2004.

The proposed distribution of 2004 income that the Company´s Board of Directors will submit for approval by the Stockholders´ Meeting is as follows: a) to appropriate 10% of income for the year (€130.14 million) to the legal reserve; b) to pay a fixed dividend of €0.23 gross per share for the Company´s outstanding shares carrying dividend rights; and c) to appropriate the remainder to voluntary reserves.

Millions of Euros
Total distributable income	1,301.40
Distribution to:
Legal reserve	130.14
Dividend (maximum distributable amount of €0.23/share for all the shares into which the Company´s capital stock is divided (4,955,891,361 shares)	1,139.86
To voluntary reserve	(minimum) 31.40
Total	1,301.40

It is hereby stated that on February 23, 2005, the Company´s Board of Directors resolved (see Note 19) to distribute a fixed interim dividend out of 2004 income of €0.23 gross for the Company´s outstanding shares carrying dividend rights, up to a total amount of €1,139.86 million. This interim dividend will be paid on May 13, 2005. Consequently, the proposed dividend to be paid out of 2004 income will be fully settled through payment of the aforementioned interim dividend.

(4) VALUATION STANDARDS

The main valuation methods used in preparing the 2004 financial statements were as follows:

  Start-up expenses

  Start-up expenses, which comprise incorporation and capital increase expenses, are recorded at cost and are amortized on a straight-line basis over five years.

  Intangible assets

  Intangible assets include mainly software licenses, which are recorded at cost and are amortized on a straight-line basis over three years.

  Property, plant and equipment

  Property, plant and equipment are carried at cost.

  The costs of expansion, modernization or improvements leading to increased productivity, capacity or efficiency or to a lengthening of the useful lives of the assets are capitalized.

  The interest and other financial expenses incurred during the construction of fixed assets are capitalized. €1.72 million were capitalized in 2004 relating to interest incurred in the construction of the new office buildings housing the Company´s headquarters (see Note 16.1).

  Upkeep and maintenance expenses are expensed currently.

  Property, plant and equipment are depreciated by the straight-line method at annual rates based on the following years of estimated useful life:

Years of Estimated Useful Life
Buildings	33-40
Plant and machinery	12
Furniture, office equipment and other tangible fixed assets	4-10

  Long-term investments

Investments in marketable securities are recorded as follows:

  Listed securities (excluding shares of Group or associated companies)

At the lower of cost or market. The market value was taken to be the lower of the average market price in the last quarter or market price at year-end.

  Investments in Group and associated companies

At the lower of acquisition cost or underlying book value of the holdings, adapted to generally accepted accounting principles in Spain, adjusted by the amount of the unrealized gains disclosed at the time of the acquisition and still existing at the date of subsequent valuation.

  Unlisted securities

At cost, net, where appropriate, of the required investment valuation allowances to reduce them to their underlying book value, adjusted, where appropriate, by the amount of the unrealized gains disclosed at the time of the acquisition and still existing at the date of subsequent valuation.

Unrealized losses (cost higher than market value) are recorded in the "Allowances" account (see Note 7). However, an additional provision was recorded with a charge to the "Extraordinary Expenses" caption to cover possible third-party liability arising from the negative net worth of investees, and this provision is recorded under the "Provisions for Contingencies and Expenses" caption.

Dividends are recorded as a revenue as soon as their distribution is approved, and gains or losses on the sale of holdings are recorded as revenues or expenses in the year in which they are realized.

The Company has prepared separate consolidated financial statements. In 2004 the effect of consolidation, with respect to the accompanying individual financial statements, was to increase (decrease) the following balances by the amounts shown:
Millions of Euros
Assets	11,969.09
Stockholders´ equity	1,825.74
Net sales	30,295.86
Income for the year	1,575.89

  Deferred charges

This caption basically includes the following items:

  Interest on long-term promissory notes

This relates to the difference between the face value and the effective value of the promissory notes issued at over one year. This interest is charged to income by the interest method.

  Debt arrangement expenses

These relate to long-term debt arrangement expenses and issue premiums on debentures and bonds and are amortized by the interest method on the basis of the principal amounts outstanding.

  Prepayments

These relate to the unincurred portion at year-end of the payments made on the purchase of services.

  Treasury stock

  Treasury stock is valued at the lower of average cost, comprising the total amount paid for the shares, or market. Since these shares were acquired without any prior resolution having been adopted by the Stockholders´ Meeting to reduce capital, it is considered that they could be used for subsequent sale or, alternatively, for a capital reduction, and, accordingly, the market value is taken to be the lowest of average official market price in the last quarter of the year, year-end market price, or the related underlying book value. A provision was recorded with a charge to the statement of income for the difference between the acquisition cost and the lower of the year-end market price or the average market price in the last quarter, and with a charge to reserves for the difference between the aforementioned market value and the related underlying book value.

  Foreign currency transactions

Fixed-income securities and receivables and payables denominated in foreign currencies are translated to euros at the exchange rates ruling at the transaction date, and are adjusted at year-end to the exchange rates then prevailing.

Exchange differences arising on adjustment of foreign currency fixed-income securities and receivables and payables to year-end exchange rates are classified by currency and due date, and for this purpose currencies which, although different, are officially convertible are grouped together.

The positive net differences in each group of currencies are recorded under the "Deferred Revenues" caption on the liability side of the balance sheet, unless exchange losses in a given group have been charged to income in prior years, in which case the positive net differences are credited to period income up to the limit of the negative net differences charged to income in prior years.

The positive differences deferred in prior years are credited to income in the year in which the related accounts receivable and payable fall due or are repaid early, or as negative exchange differences for the same or a higher amount are recognized in each homogeneous group.

  Pension and other commitments to employees

Telefónica has entered into an agreement with its employees, the most salient features of which are as follows:

  Occupational Pension Plan pursuant to Legislative Royal Decree 1/2002 approving the revised Pension Plans and Funds Law.

  Defined contribution of 4.51% of the participating employees´ regulatory salary. The defined contributions of employees transferred to Telefónica from other Group companies at which these defined contributions were different (6.87% in the case of Telefónica de España) will be maintained.

  Obligatory contribution by the participant of a minimum of 2.2% of his/her regulatory salary.

  Individual and financial capitalization systems.

This fund was externalized in the Fonditel B pension fund managed by the subsidiary Fonditel Entidad Gestora de Fondos de Pensiones, S.A.

As of December 31, 2004 and 2003, 632 and 767 employees, respectively, were included in the plan and the cost for the Company amounted to €2.30 million and €2.48 million in 2004 and 2003, respectively (see Note 16.2).

  Accounts payable

  Accounts payable are recorded at repayment value, except in the case of zero-coupon debenture and bond issues, which are recorded in the balance sheet at issue value plus the related accrued interest (see Note 10.3).

  Derivatives

  Transactions whose purpose and effect are to eliminate or significantly reduce exchange, interest rate or market risks on asset and liability positions or on other transactions are treated as hedging transactions. The gains or losses arising during the life of these derivatives are taken to income using the same timing of recognition method as that used to recognize the gains or losses on the underlying hedged asset or transaction.

  Transactions that, exceptionally, were not assigned to hedge risks are not treated as hedging transactions. In transactions of this kind, which can arise as a result of risk hedges at Group companies, the differences in market price are recorded for accounting purposes when the transactions are canceled or finally settled. However, if potential losses are anticipated at year-end, the related provision is recorded with a charge to the statement of income.

  Corporate income tax

  The expense for corporate income tax of each year is calculated on the basis of book income before taxes, increased or decreased, as appropriate, by the permanent differences from taxable income. Tax relief and tax credits, excluding tax withholdings and prepayments, are deducted from the corporate income tax charge in the year in which they are definitively taken. The difference between the accrued expense and the tax paid is due to the above-mentioned deferral and to revenue and expense recognition timing differences giving rise to deferred tax assets and liabilities (see Note 14).

  Also, pursuant to a resolution of the Spanish Accounting and Audit Institute (ICAC) dated March 15, 2002, Telefónica S.A. recorded the tax assets relating to the tax relief and tax credits (mainly the tax credits arising pursuant to Transitional Provision Three of Law 24/2001) not yet taken for tax purposes and regarding which there is no doubt, in accordance with the accounting principle of prudence, that they can be deducted in the future.

  Recognition of revenues and expenses

  Revenues and expenses are recognized on an accrual basis, i.e. when the actual flow of the related goods and services occurs, regardless of when the resulting monetary or financial flow arises.

  In accordance with the accounting principle of prudence, only realized income is recorded at year-end, whereas foreseeable contingencies and losses, including possible losses, are recorded as soon as they become known (see Note 16).

  Provisions for contingencies and expenses

The Company records provisions for contingencies and expenses based on its best estimate in order to cover quantifiable probable or certain third-party liability arising from litigation in progress, from indemnity payments and obligations or from expenses of undetermined amount, and collateral and other similar guarantees provided by the Company.

(5) INTANGIBLE ASSETS

The detail of the balances of intangible asset accounts, of the related accumulated amortization and of the variations therein in 2004 and 2003 is as follows:

	Millions of Euros
	Computer Software	Other Intangible Assets	Total
Cost:
Balance at 12/31/02	52.20	10.84	63.04
Additions	19.52	0.53	20.05
Balance at 12/31/03	71.72	11.37	83.09
Inclusion of Inmobiliaria Telefónica, S.A.U. (Note 2)	1.02	-	1.02
Additions	14.63	1.38	16.01
Retirements	-	(2.13)	(2.13)
Transfers	8.53	(0.09)	8.44
Balance at 12/31/04	95.90	10.53	106.43

Accumulated amortization:
Balance at 12/31/02	21.64	2.58	24.22
Additions	17.06	1.16	18.22
Balance at 12/31/03	38.70	3.74	42.44
Inclusion of Inmobiliaria Telefónica, S.A.U. (Note 2)	0.16	-	0.16
Additions	22.52	1.23	23.75
Transfers	0.09	(0.09)	-
Balance at 12/31/04	61.47	4.88	66.35
Intangible assets, net	34.43	5.65	40.08

(6) PROPERTY, PLANT AND EQUIPMENT

The detail of the balances of property, plant and equipment accounts, of the related accumulated depreciation and of the variations therein in 2004 is as follows:

Millions of Euros
	Balance at 12/31/03	Inclusion of Inmobiliaria Telefónica, S.A.U. (Note 2)	Additions	Retirements	Transfers	Balance at 12/31/04
Cost:
Land and structures	0.81	137.57	10.72	-	71.11	220.21
Furniture, tools and other items	31.70	88.77	63.77	(1.08)	(79.55)	103.61
Property, plant and equipment, gross	32.51	226.34	74.49	(1.08)	(8.44)	323.82
Accumulated depreciation:
Land and structures	0.18	49.87	2.79	(0.16)	-	52.68
Furniture, tools and other items	4.27	0.50	1.83	-	-	6.60
Total accumulated depreciation	4.45	50.37	4.62	(0.16)	0.00	59.28
Allowance for decline in value	-	2.57	0.38	-	-	2.95
Property, plant and equipment, net	28.06	173.40	69.49	(0.92)	(8.44)	261.59

The detail of the balances of property, plant and equipment, of the related accumulated depreciation and of the variations therein in 2003 is as follows:
	Millions of Euros
	Balance at 12/31/02	Additions	Balance at 12/31/03
Cost:
Land and structures	0.81	-	0.81
Furniture, tools and other items	24.35	7.35	31.70
Property, plant and equipment, gross	25,16	7,35	32,51
Accumulated depreciation:
Land and structures	0,16	0,02	0,18
Furniture, tools and other items	2,62	1,65	4,27
Total accumulated depreciation	2,78	67	4,45
Property, plant and equipment, net	22,38	5,68	28,06

As of December 31, 2004, the Company´s fully depreciated property, plant and equipment amounted to €1.51 million.

The "Land and Structures" caption includes the value of the assets relating to the construction of the Telefónica Group´s new central office buildings in Las Tablas (Madrid) (the so-called Distrito C), provided that they are deemed to be completed and available for use. The other assets which are currently under construction or in the process of improvement which are not yet available for use are classified as construction in progress under the "Furniture, Tools and Other Items" caption.

In January 2004 a contract was entered into between the Company and the contractor for the construction of phase I of the Group´s new headquarters. This phase is expected to be in operation in the second half of 2005.

The retirements in 2004 relate to the sales of real estate as part of the Telefónica Group´s current Real Estate Efficiency Plan. The gain on these sales amounted to €6.09 million and is recorded under the "Gains on Fixed Asset Disposals" caption in the accompanying statement of income (see Note 16.6).

The Company has leased out buildings with a total area of 43,422 square meters to various Telefónica Group companies, which represents occupancy of 95.91% of the property for lease. The revenues from property lease amounted to €6.32 million in 2004 (see Note 16.1).

Telefónica, S.A. has taken out insurance policies with appropriate limits to cover the possible risks to which its property, plant and equipment are subject.

(7) LONG-TERM INVESTMENTS

7.1 The detail of the balances of the long-term investments, of the related investment valuation allowances and of the variations therein in 2003 and 2004 is as follows:

  Variations in long-term investments:

Millions of Euros
	Balance at 12/31/02	Additions	Retirements	Transfers	Balance at 12/31/03	Additions	Retirements	Transfers and Other	Balance at 12/31/04
Investments in Group companies	22,806.83	1,936.48	(1,369.36)	0.91	23,374.86	22.80	(877.71)	(104.47)	22,415.48
Investments in associated companies	408.83	41.91	(0.94)	555.62	1,005.42	475.14	(1.40)	-	1,479.16
Other investments	565.65	0.55	(2.81)	(556.57)	6.82	0.49	(0.01)	7.12	14.42
Loans to Group and associated companies	22,261.11	4,445.72	(3,043.92)	(3,933.20)	19,729.71	3,381.79	(1,673.61)	(906.48)	20,531.41
Other loans	111.60	257.10	(253.36)	(45.08)	70.26	-	(1.89)	(13.20)	55.17
Deposits and guarantees	86.50	336.57	(419.85)	-	3.22	29.32	-	2.51	35.05
Tax receivables (Note 14.2)	4,932.90	181.58	(114.38)	-	5,000.10	139.99	-	(796.90)	4,343.19
Total	51,173.42	7,199.91	(5,204.62)	(3,978.32)	49,190.39	4,049.53	(2,554.62)	(1,811.42)	48,873.88

  Variations in the long-term investment valuation allowances:

Millions of Euros
	Balance at 12/31/02	Variation in the Allowance	Reductions	Transfers	Balance at 12/31/03	Variation in the Allowance	Reductions	Transfers	Balance at 12/31/04
Investments in Group companies	7,413.55	(802.31)	(493.72)	3.56	6,121.08	(801.55)	(2.85)	(3.13)	5,313.55
Investments in associated companies	67.39	46.99	(0.94)	-	113.44	39.78	-	-	153.22
Other investments	6.01	-	(0.44)	-	5.57	-	-	-	5.57
Total investment valuation allowances	7,486.95	(755.32)	(495.10)	3.56	6,240.09	(761.77)	(2.85)	(3.13)	5,472.34
Total investments, net	43,686.47	7,955.23	(4,709.52)	(3,981.88)	42,950.30	4,811.30	(2,551.77)	(1,808.29)	43,401.54

In 2004 the variation in investment valuation allowances reflects the increase in the net worth per books of investees, mainly as regards the investments in the Telefónica Internacional Group (€1,056.87 million) and the Terra Networks Group (€139.60 million).

Provisions were recorded for certain investments, mainly in the Telefónica International Wholesale Services (TIWS) Group (€61.73 million), the Telefónica de Contenidos Group (€296.83 million) and the DataCorp Group (€47.14 million).

In 2003 the trend in the "Variation in Investment Valuation Allowances" caption in the statement of income was positive as a result of the increase in the net worth of certain investees, mainly as regards the investments in the Telefónica Internacional Group (€811.44 million), Telefónica Móviles (€283.32 million) and Telefónica de Contenidos (€161.39 million).

Provisions were recorded for certain investments, mainly in the Terra Networks Group (€246.15 million), the TIWS Group (€184.60 million) and the Atento Group (€47.68 million).

The reductions of allowances in 2004 relate to the holdings sold, liquidated or contributed in the year, mainly the dissolution of Telefónica USA, Inc. (€1.06 million).

The reductions of allowances in 2003 related mainly to the investments in Emergia Holding, N.V. (€365.00 million) and Katalyx Inc. (€128.17 million).

7.2 The detail of the subsidiaries, associated companies and investees is shown in Exhibit I.

7.3 The detail of loans to Group and associated companies is as follows:

	Millions of Euros
	2004		2003
Company	Long Term	Short Term	Long Term	Short Term
Telefónica Internacional, S.A.	5,081.88	459.09	5,556.53	1,413.69
Telefónica Data España, S.A.	-	50.51	-	64.33
Telefónica Publicidad e Información, S.A.	86.98	11.21	32.21	35.80
Atento, N.V.	144.48	28.06	190.73	20.91
Lotca, Servicios Integrales, S.A.U.	25.69	2.64	28.33	8.12
Telefónica de España, S.A.U.	5,365.97	1,361.52	6,224.58	933.56
Telefónica de Contenidos, S.A.U.	1,783.41	147.59	2,030.89	182.67
Terra Networks, S.A.	26.18	-	26.18	-
Portugal Telecom, S.A.	-	-	-	21.00
Telefónica Móviles, S.A.	7,276.43	1,739.86	4,526.68	1,175.23
Telefónica Datacorp, S.A.U.	285.80	155.78	543.81	23.73
Comunicapital Inversiones, S.A.U.	55.06	-	64.75	-
Katalyx, Inc.	0.55	-	0.59	-
Telefónica Móviles España, S.A.U.	0.40	2,057.60	0.94	-
Telefónica International Wholesale Services, S.A..	283.62	120.87	400.89	63.55
Telefónica Soluciones de Informática y Comunicación S.A.	-	12.77	-	-
Telefónica Gestion de Sevicios compartidos España, S.A.	2.00	8.74
Telefónica B2B Licencing Inc.	10.20	-	11.00	-
Telefónica Internacional Wholesale Services, S.L.	86.40	12.44	86.40	3.78
Telecomunicaçoes de Sao Paulo, S.A.	-	-	-	0.50
Other	16.36	15.68	5.20	43.23
Total	20,531.41	6,184.36	19,729.71	3,990.10

The information on the loans to Group and associated companies is as follows:

  The financing granted to Telefónica de España, S.A.U. consists mainly of a loan arising in the unbundling of this company from Telefónica, which had an outstanding balance of €5,580.19 million as of December 31, 2004, of which €4,882.68 million mature at long term and €697.51 million at short term. This loan earns interest at 6.80%.

  The loans to Telefónica Internacional, S.A. consist mainly of the following:

A subordinated long-term interest-free loan of €3,305.57 million, repayable in 12 equal quarterly installments from September 30, 2005, through June 30, 2008.

A participating loan which amounted to €1,414.26 million as of December 31, 2004, with a repayment schedule and final maturity on December 30, 2006. The interest is established on the basis of the company´s net income, and it can only be repaid early if capital is increased by the same amount.

A multicurrency credit line of US$ 1,962.00 million earning floating interest tied to Libor or Euribor plus 1.04%, depending on whether it is drawn down in a foreign currency or euros, respectively, and maturing on April 15, 2005. The balance drawn down against this credit line as of December 31, 2004, which amounted to US$ 322.36 million (€236.67 million), was recorded under short term investments.

A US$ 447 million loan maturing in 2006 and earning interest tied to Libor plus 1.6%. The principal outstanding as of December 31, 2004, amounted to US$ 407.18 million (€298.94 million).

  The loans to Telefónica Móviles, S.A. relate mainly to the following:

Long-term credit lines, against which an amount equal to €1,170.39 million have been drawn down (€950.14 million and US$ 300 million). These credit lines earn market interest rates, consist of a fixed-interest tranche and a floating-interest tranche, and mature in 2005.

Sundry loans for the acquisition of the various Latin American operators from BellSouth amounting to €2,451.56 million and US$ 1,357.28 million (€996.46 million) earning interest tied to three-month Euribor and three-month Libor plus a market spread. The loans in euros mature in 2006 and the loans in US dollars mature in 2009 and 2016.

Financing for an amount equal to €1,383.87 million and US$2,308.72 million (€1,694.97 million), which earns interest at market rates tied to Libor or Euribor plus a spread and is repayable in 2011. This financing was granted in order to enable the company to make its investments in Mexico, Puerto Rico, Chile, Guatemala, Brazil and Argentina.

  The loans granted to Telefónica de Contenidos, S.A.U. include most notably the following:

A ten-year participating loan of €1,141.81 million which had been fully drawn down as of December 31, 2004, which earns interest based on the performance of the business of Telefónica de Contenidos, S.A.U.

Two long-term loans of €52.38 million and €181.12 million granted to meet the financing requirements of Telefónica de Contenidos. S.A.U. consisting of the participating loan granted to this company and the disbursement of the subordinated loan granted in 2003 by this company to Sogecable, S.A. for the merger of DTS, Distribuidora de Televisión Digital, S.A. (Vía Digital) into Sogecable, S.A.

  A participating loan of US$ 536.32 million (€393.75 million) to Telefónica International Wholesale Services, S.A., which earns interest on the basis of the performance of the company´s operating results, with repayments from July 2004 to July 31, 2007. All the loan amount had been used as of December 31, 2004.

  A credit facility granted to Telefónica International Wholesale Services, S.A., amounting to US$ 60.00 million which is repayable on September 30, 2005, and is tied to three-month Libor, the outstanding balance of which was US$ 14.64 million (approximately €10.75 million) as of December 31, 2004.

  Financing provided by Telefónica, S.A. to Atento N.V. in the form of a participating loan of €75 million, maturing in 2013 and earning interest tied to the operating income of Atento, N.V.

  Financing for €213.74 million granted to Atento, N.V. to cater for the subrogation in Atento Holding´s position with its subsidiaries, earning market interest and maturing in 2008. The outstanding balance amounted to €97.54 million as of December 31, 2004.

  The financing provided to Telefónica Datacorp, S.A.U. relates to several credit facilities and loans arising from refinancing totaling €491.26 million and US$ 67.88 million (€49.83 million), earning floating-rate interest tied mainly to three-month Euribor and maturing in 2005, 2006 and 2007. The outstanding balance amounted to €441.58 million as of December 31, 2004.

  Loans to Telefónica Móviles España, S.A.U. arising from the taxation of Telefónica, S.A. under the consolidated tax regime applicable to corporate groups as the head of the tax Group (see Note 14).

The transfers relate basically to amounts transferred to short term on the basis of the related loan repayment schedules.

7.4 The detail of the equity investments sold and acquired by Telefónica is as follows:

  Acquisitions of equity interests and capital increases:

2004

Millions of Euros
Subsidiaries:
Terra Networks, S.A.	10.69
Telefónica Móviles, S.A.	6.92
Telfisa Perú SAC	2.75
Other companies	2.44
Total subsidiaries	22.80

Associated companies:
Portugal Telecom. S.G.P.S., S.A.	475.14
Total associated companies	475.14

The main additions in 2004 were as follows:

Telefónica, S.A. acquired 52,820,862 shares of Portugal Telecom, S.G.P.S., S.A. for €475.14 million. Additionally, on December 29, 2004, Portugal Telecom reduced capital by retiring 87,799,950 shares of treasury stock, representing 7% of capital stock. Following these transactions, Telefónica increased its direct holding in this company to 8.55%.

In 2004 Telefónica, S.A. acquired 3,753,140 shares of Terra Networks, S.A. on the stock market for €10.69 million. The direct holding in this company as of December 31, 2004, was 76.80%, taking into account the treasury stock held by Terra Networks, S.A.

Telefónica, S.A. also acquired 804,689 shares of Telefónica Móviles, S.A. for €6.92 million, thereby increasing the direct holding in this company to 71.03% as of December 31, 2004.

Telfisa Perú, S.A.C. was incorporated in December 2004 with an initial capital of 12 million new soles, consisting of 120,000 shares, 119,999 of which were paid by the Company for €2.75 million.

2003
Millions of Euros
Subsidiaries:
Terra Networks, S.A.	1,070.21
Antena 3 de Televisión, S.A.	829.31
Atento, N.V.	20.00
Telefónica DataCorp, S.A.U.,	4.73
Telefónica Gestión de Servicios Compartidos, S.A.U.	2.75
Telefónica Ingeniería de Seguridad, S.A.U.	3.58
Other companies	5.90
Total subsidiaries	1,936.48

Associated companies:
Sogecable, S.A.	41.91
Total associated companies	41.91

The main additions in 2003 were as follows:

In July Telefónica, S.A. concluded the tender offer for Terra Networks, S.A. shares by acquiring 202,092,043 of this company´s shares for €5.25 per share, which represented 33.6% of its total capital stock. Following this transaction, Telefónica´s direct holding in Terra was 71.97% and its indirect holding at year-end was 75.29% (taking into account the treasury stock held by Terra).

Telefónica, S.A. acquired from its wholly-owned subsidiaries Telefónica de Contenidos, S.A.U. and Corporación Admira Media, S.A.U. 79,194,996 shares and 19,532,625 shares, respectively, of Antena 3 de Televisión, S.A., representing 59.24% of this company´s capital stock for €829.31 million, in order to centralize the Telefónica Group´s divestment of this company, as described in Note 7.4.b)

Pursuant to the Strategic Alliance Framework Agreement entered into on February 11, 2000, by Telefónica and BBVA, the Telefónica Group subsidiary Atento N.V., increased capital several times in November in order to include the BBVA Group in its stockholder structure through the BBVA Group subsidiary General de Participaciones Empresariales, S.L. As a result of these transactions, the capital stock and additional paid-in capital of Atento N.V. increased by €25 million and €20,735 million, respectively. Telefónica, S.A. subscribed and paid in cash €15 thousand of capital stock and €19,984 thousand of additional paid-in capital in this connection, while the BBVA Group subscribed and paid capital stock amounting to €10 million and additional paid-in capital totaling €751 thousand. The inclusion of the BBVA Group in the stockholder structure of Atento N.V. reduced Telefónica, S.A.´s holding in the latter from 100% to 91.35%.

In November 2003 Telefónica DataCorp, S.A.U. increased capital stock by €4.73 million by issuing 4,732,824 shares of €1 par value each, which were fully subscribed and paid in cash by Telefónica, S.A.

On December 19, 2003, Telefónica Gestión de Servicios Compartidos España, S.A. increased capital stock by issuing 22,000 new shares of €1 par value each with additional paid-in capital of €124 per share. Telefónica, S.A. fully subscribed and paid in cash all the new shares issued for €2.75 million.

In December 2003 the wholly-owned subsidiary Telefónica Consultora y Servicios, S.A.U. was absorbed by its parent company Telefónica Consultora de Proyectos, S.A. Subsequently, also in December, Telefónica Consultora de Proyectos, S.A., a wholly owned subsidiary of Telefónica, S.A., was dissolved and liquidated (see Note 7.4.b). As a result of this liquidation, Telefónica Ingeniería de Seguridad, S.A.U., which was wholly owned by the dissolved company Telefónica Consultora de Proyectos, S.A.U., became a wholly-owned subsidiary of Telefónica, S.A.

In October 2003 Telefónica, S.A. acquired 2,020,000 shares of Sogecable, S.A. on the stock market for €41.91 million. These shares represent 1.60% of Sogecable, S.A.´s capital stock.

  Disposal of investments

2004
Gross Book Value
Subsidiaries
Terra Networks, S.A.	868.65
Corporación Admira Media, S.A.U.	6.06
Telefónica Procesos y Tecnología de la Información, S.A.U.	3.00
Total subsidiaries	877.71

In 2004 Terra Networks, S.A. paid a dividend of €2 per share with a charge to additional paid-in capital. This refund of contributions entailed a reduction in the value of the holding by the amount received. This transaction did not change Telefónica, S.A.´s percentage of ownership in this company, which was 76.80% at 2004 year-end, taking into account the treasury stock held by Terra Networks, S.A.

In the first quarter of 2004 Telefónica, S.A. sold its 100% holding in Corporación Admira Media, S.A. to its subsidiary Telefónica de Contenidos, S.A.U. at its underlying book value, as part of the Company´s corporate reorganization. Subsequently, Corporación Admira Media, S.A. was merged into Telefónica de Contenidos, S.A.U. The gain obtained by Telefónica, S.A. on this sale at individual level amounted to €4.12 million (see Note 16.6).

Telefónica, S.A. also sold its 100% holding in Telefónica Procesos y Tecnología de la Información, S.A.U. to its investee Telefónica Gestión de Servicios Compartidos, S.A.U. at the underlying book value of the investment, obtaining a gain of €5.70 million (see Note 16.6).

2003
Gross Book Value
Subsidiaries:
Antena 3 de Televisión, S.A.	829.31
Emergia Holding, N.V.	368.61
Katalyx Inc.	138.25
Telefónica Móviles, S.A.	23.65
Telefónica Consultora de Proyectos, S.A.U. (see Note 7.4.a)	9.10
Other disposals	0.44
1,369.36

In 2003 Telefónica, S.A. carried out a process of divesting its holding in Antena 3 de Televisión, S.A., which commenced on April 30, 2003, with the acceptance of the bid of €364 million made by the Planeta Group for 25.1% of the capital stock of Antena 3 de Televisión, S.A.. This sale was subject to the condition subsequent, already fulfilled, that the shares of Antena 3 de Televisión were admitted to listing on the Spanish stock exchange.

Also, as indicated in Note 9, on April 11, 2003, the Stockholders´ Meeting of Telefónica, S.A. approved the distribution of shares representing 30% of the capital stock of Antena 3 de Televisión, S.A. as a dividend in kind for its stockholders, which took place in October after this company had been admitted to listing on the stock exchange.

Lastly, in October and November 2003 Telefónica, S.A. sold on the stock market all the remaining shares owned by it (2,928,893 shares) for €95.72 million.

These transactions for the divestment of the holding in Antena 3 de Televisión, S.A. gave rise to the recording of an extraordinary revenue in the 2003 statement of income amounting to €27.18 million (see Note 16.6).

In December 2003 Telefónica, S.A.´s wholly-owned investee Emergia Holding N.V. was dissolved and liquidated through the contribution of assets and liabilities to its stockholder.

On October 10, 2003, Telefónica, S.A. sold the 999 shares of the U.S. company Katalyx, Inc. owned by it to Telefónica DataCorp, S.A.

The €23.65 million decline in the value of the holding in Telefónica Móviles, S.A. was due to the reimbursement of stockholders´ contributions as part of the distribution of additional paid-in capital carried out by that company in 2003.

  Nonmonetary contributions of holdings to Group companies

  2004

  In 2004 Telefónica Gestión de Servicios Compartidos, S.A.U. increased capital through the issuance of 5,468,186 new shares of €1 par value each, which were fully subscribed by its sole stockholder Telefónica, S.A., through the contribution of its 100% holding in Zeleris, Soluciones Integrales, S.A.U.

  2003

  In 2003 there were no nonmonetary contributions of holdings to Group companies.

  Transfers due to conversion of loans into equity

In 2004 and 2003 there were no transfers due to conversion of loans into equity.

  Transactions protected for tax purposes

Following is a detail of the transactions protected for tax purposes carried out in 2004 and 2003, as defined in Articles 97.5 and 108, as applicable, of Chapter VIII of Title VIII of Corporate Income Tax Law 43/1995. The transactions performed prior to 2003 were duly disclosed in prior years´ financial statements.

2004

The sole transaction protected for tax purposes carried out in 2004 was the dissolution without liquidation, overall transfer of assets and liabilities and extinction of Inmobiliaria Telefónica, S.L.U. (see Note 2). The value of this company per Telefónica, S.A.´s books was €103.44 million and the difference from the net worth contributed in the transfer of assets and liabilities, amounting to €19.43 million, was classified as unrestricted reserves under stockholders´ equity in the accompanying balance sheet.

2003

In 2003 there were no transactions protected for tax purposes.

7.5 Short-term investment securities

In 2003 this caption included mainly placements of temporary cash surpluses in short-term investments.

(8) DEFERRED CHARGES

The breakdown of the balances of this caption as of December 31, 2004 and 2003, and the related amortization schedule are as follows:

	Maturity						Balance at	Balance at
	2005	2006	2007	2008	2009	Subsequent Years	12/31/04	12/31/03

Interest on long-term promissory notes	7.00	7.05	7.13	7.27	7.42	8.61	44.48	51.60
Debt arrangement expenses	29.10	21.33	21.28	19.81	18.86	52.28	162.66	189.87
Audiovisual rights	1.62	1.62	1.62	1.62	1.62	3.25	11.35	-
Other deferred charges	7.47	7.18	6.87	6.75	5.89	13.57	47.73	47.51
Total	45.19	37.18	36.90	35.45	33.79	77.71	266.22	288.98

(9)  STOCKHOLDERS’ EQUITY

The detail of the balances of equity accounts and of the variations therein in 2003 and 2004 is as follows:
	Millions of Euros
	Balance at 12/31/02	Allocation of 2002 Loss	Capital Increase	Distribution of Dividends	Other Variations	Balance at 12/31/03	Distribution of 2003 Income	Distribution of Dividends	Other Variations	Balance at 12/31/04
Capital stock	4,860.66	-	196.37	-	(101.14)	4,955.89	-	-	-	4,955.89
Additional paid-in capital	11,670.02	(1,516.22)	-	1,653.15	(513.51)	7,987.14	-	(951.64)	(1,747.82)	5,287.68
Revaluation reserves	2,881.94	(1,316.67)	(196.37)	-	-	1,368.89	-	-	-	1,368.89
Legal reserve	652.57	-	-	-	-	652.57	137.37	-	-	789.94
Voluntary reserve	1,645.80	(1,645.80)	-	-	-	-	1,236.34	(972.53)	(263.81)	-
Reserve for treasury stock	334.56	-	-	-	(201.10)	133.46	-	-	556.72	690.18
Other restricted reserves	5.40	-	-	-	-	5.40	-	-	-	5.40
Income (Loss) for the year	(4,478.69)	4,478.69	-	-	1,373.71	1,373.71	(1,373.71)	-	1,301.40	1,301.40
Total	17,572.26	-	-	1,653.15	557.96	16,477.06	-	(1,924.17)	(153.51)	14,399.38

a) Capital stock

As of December 31, 2004, Telefónica, S.A.´s capital stock amounted to €4,955,891,361 and consisted of 4,955,891,361 fully paid common shares of a single series and of €1 par value each, all recorded by the book-entry system and traded on the Spanish computerized trading system ("Continuous Market") (in the selective "Ibex 35" Index), on the four Spanish Stock Exchanges (Madrid, Barcelona, Valencia and Bilbao) and on the New York, London, Paris, Frankfurt, Tokyo, Buenos Aires, Sao Paulo and Lima Stock Exchanges.

On June 15, 2001, the Stockholders´ Meeting of Telefónica, S.A. authorized the Board of Directors to increase the Company´s capital, at one or several times within a maximum period of five years from that date, under the terms of Article 153.1.b) of the Spanish Corporations Law (authorized capital) up to a maximum of €2,274.68 million, by issuing for this purpose the related new common shares, whether redeemable or of any other type permitted by the Law, with a fixed or variable premium, with or without preemptive subscription right and, in all cases, with disbursements for the new shares issued in the form of monetary contributions. As of December 31, 2004, the Board of Directors had not made use of this authorization.

In addition, on April 12, 2002, the Stockholders´ Meeting approved two successive capital increases with a charge to unrestricted reserves, each for an amount equal to 2% of the subscribed and paid-in capital stock, through two successive issues of new shares to be assigned free of charge to the Company´s stockholders at a ratio of one new share for every 50 shares held by them, and empowered the Board of Directors accordingly to execute the resolution in question within one year from the date on which it was adopted. These two capital increases were carried out in the first few months of 2003, as indicated below.

Also, on April 11, 2003, the Stockholders´ Meeting granted the Board of Directors the necessary powers to issue fixed-income securities at one or several times within a maximum period of five years from the date of adoption of the related resolution. The fixed-income securities issued can be debentures, bonds, promissory notes or any other kind of fixed-income security, both simple and, in the case of debentures and bonds, exchangeable for shares of the Company or of any of the Group companies and/or convertible into shares of the Company. As of December 31, 2004, the Board of Directors had not exercised these powers, except in relation to the approval of two corporate promissory note issue programs for 2004 and 2005.

On April 30, 2004, the Stockholders´ Meeting resolved to authorize the Board of Directors to derivatively acquire treasury stock, for a consideration, up to the limits and pursuant to the terms and conditions established by the Stockholders´ Meeting, within a maximum period of 18 months from that date. However, it established that in no case could the par value of the shares acquired, added to that of the treasury stock already held by Telefónica, S.A. and any of its controlled subsidiaries, exceed 5% of the capital stock of Telefónica.

As of December 31, 2004 and 2003, Telefónica S.A. held the following shares of treasury stock:
	Number of Shares	Euros per share (*)		Market Value	%
		Acquisition	Market Price
Treasury stock at 12/31/04	207,245,179	11.833	13.228	2,741.44	4.18179%
Treasury stock at 12/31/03	40,532,869	10.393	10.847	439.66	0.81787%
(*) As indicated in Note 4-f, a drop in the market value of the shares to below acquisition cost would lead to the recording of additional provisions with a charge to income, but would not affect the total amount of equity.

In 2004 the Company acquired for a consideration 166,712,310 shares of treasury stock for €2,031.05 million.

The balance sheets as of December 31, 2004 and 2003, include the acquisition cost of the shares of treasury stock (€2,452.31 million and €421.26 million, respectively) net of allowances of €1,762.13 million and €287.80 million, respectively, the provisions to which were recorded, in accordance with current accounting regulations (see Note 4-f), with a cumulative charge to unrestricted reserves in respect of the amount by which cost exceeds the underlying book value. The allowance released with a credit to 2003 income amounted to €159.95 million, as a result of the positive performance of the share price in the period, which enabled the Company to release the provisions recorded in prior years in which the market price of the share was lower than cost (see Note 16.6).

The Company has recorded the related restricted reserve for the amount of these shares of treasury stock. Also, in 2004 and 2003 it recorded provisions of €1,474.33 million and €448.84 million, respectively, with a charge to the "Unrestricted Reserves" caption to reflect the shares of treasury stock at their underlying book value (see Note 4-f).

Variations in capital stock and additional paid-in capital in 2004

The variations in 2004 in the "Capital Stock" and "Additional Paid-in Capital" captions were as follows:
			Millions of Euros
	Date	Number of Shares	Capital Stock	Additional Paid-in Capital
Balance at 12/31/03		4,955,891,361	4,955.89	7,987.14
Cash dividend	04/30/04	-	-	(951.64)
Restricted reserve for treasury stock		-	-	(556.72)
Valuation of treasury stock		-	-	(1,191.10)
Balance at 12/31/04		4,955,891,361	4,955.89	5,287.68

In 2004 the Company did not perform any capital increase or reduction transaction.

On April 30, 2004, the Stockholders´ Meeting resolved to pay a cash dividend out of 2003 income consisting of the payment of €0.20 for each Company share outstanding. This dividend was paid on May 14, 2004, and the total amount paid was €972.53 million.

Also on April 30, 2004, the Stockholders´ Meeting approved the distribution of a portion of the additional paid-in capital recorded in the Company´s balance sheet, through the payment of €0.20 for each Company share outstanding, with a charge to the "Additional Paid-in Capital" caption. This amount was paid on November 12, 2004, and the total amount paid was €951.64 million.

Variations in capital stock and additional paid-in capital in 2003

The variations in 2003 in the "Capital Stock" and "Additional Paid-in Capital" captions were as follows:

			Millions of Euros
	Date	Number of Shares	Capital Stock	Additional Paid-in Capital
Balance at December 31, 2002		4,860,661,286	4,860.66	11,670.02
Capital increase at no cost to stockholders	02/12/03	97,213,225	97.21	-
Capital increase at no cost to stockholders	04/11/03	99,157,490	99.16	-
Retirement of treasury stock	06/05/03	(101,140,640)	(101.14)	(265.77)
Cash dividend	Jul.-Oct. 2003	-	-	(1,233.15)
Dividend in kind		-	-	(420.00)
Restricted reserve for treasury stock		-	-	(247.74)
Allocation of 2002 loss		-	-	(1,516.22)
Balance at December 31, 2003		4,955,891,361	4,955.89	7,987.14

The capital increases and decreases formalized in 2003 were as follows:

  On February 12, 2003, the notarial deed of formalization and execution of a capital increase at Telefónica S.A. was executed. This capital increase, for a par value of €97,213,225, was carried out with a charge to unrestricted reserves through the issuance of an equal number of new common shares of the Company, of €1 par value each, which were assigned to the Company´s stockholders free of charge at a ratio of one new share for every 50 shares held by them. Following registration of the aforementioned public deed at the Mercantile Registry, the new shares were admitted to listing on official markets from February 27, 2003.

  On April 11 2003, the notarial deed of formalization and execution of a capital increase at Telefónica S.A. was executed. This capital increase, for a par value of €99,157,490, was carried out with a charge to unrestricted reserves through the issuance of an equal number of new common shares of the Company, of €1 par value each, which were assigned to the Company´s stockholders free of charge at a ratio of one new share for every 50 shares held by them. Following registration of the aforementioned public deed at the Mercantile Registry, the new shares were admitted to listing on official markets from May 2, 2003.

  On June 5, 2003, the deed of capital reduction formalizing the implementation by the Company´s Board of Directors of the resolution adopted by the Stockholders´ Meeting on April 11, 2003, was executed. Capital was reduced through the retirement of treasury stock previously acquired by the Company pursuant to the authorization of the Stockholders´ Meeting. As a result, 101,140,640 shares of treasury stock of Telefónica S.A. were retired and the Company´s capital stock was reduced by a par value of €101,140,640. Article 5 of the bylaws in relation to the capital stock figure, which from that date was set at €4,955,891,361 was reworded accordingly. At the same time, pursuant to Article 167.3 of the Spanish Corporations Law, and in order to render null and void the right of opposition provided for in Article 166 of the Corporations Law, it was decided to record a reserve for retired capital stock for an amount equal to the par value of the retired shares, which can only be used if the same requirements as those applicable to the reduction of normal capital stock are met. The retired shares were excluded from official listing on June 18, 2003.

  In addition, on April 11, 2003, the Stockholders Meeting resolved to distribute a portion of the additional paid-in capital recorded in the Company´s balance sheet, through the payment of €0.25 per share for each of the Company´s outstanding shares. The related charge was made to the "Additional Paid-in Capital" account. This amount was paid in two installments, the first of €0.13 per share on July 3, 2003, and the second of €0.12 per share on October 15, 2003. The total amount paid amounted to €1,233.17 million.

  Also, on April 11, 2003, the Stockholders´ Meeting approved the distribution in kind of a portion of the additional paid-in capital, for a total amount of up to €420,003,360, through the distribution to the stockholders of Telefónica S.A. of shares representing up to 30% of the capital stock of Antena 3 de Televisión, S.A. This distribution, which was carried out in November 2003, was subject to the condition precedent, already fulfilled in 2003, that the Spanish National Securities Market Commission (CNMV) approved the admission to listing of the shares of the aforementioned company (see Note 7.4).

b) Legal reserve

Under the revised Corporations Law, 10% of income for each year must be transferred to the legal reserve until the balance of this reserve reaches at least 20% of capital stock. The legal reserve can be used to increase capital provided that the remaining reserve balance does not fall below 10% of the increased capital stock amount. Otherwise, until the legal reserve exceeds 20% of capital stock, it can only be used to offset losses, provided that sufficient other reserves are not available for this purpose.

c) Revaluation reserves

The balance of the "Revaluation Reserves" caption arose as a result of revaluations made from 1946 to 1987 and of the revaluation made pursuant to Royal Decree-Law 7/1996.

The detail as of December 31, 2004 and 2003, of the balances of the revaluation reserves, which amounted to €1,368.89 million, and of the variations therein in 2003 is as follows:

Millions of Euros
Balance at 12/31/02	2,881.94
Capital increase on February 12, 2003	(97.21)
Capital increase on April 11, 2003	(99.16)
Amounts used to offset 2002 losses	(1,316.67)
Balance at 12/31/03 and 12/31/04	1,368.89

(10)  DEBENTURES, BONDS AND OTHER MARKETABLE DEBT SECURITIES

10.1 The detail of the balances as of December 31, 2004 and 2003, of the debentures, bonds and corporate promissory notes and of the variations therein in the years then ended is as follows:
	Millions of Euros
	Nonconvertible Debentures and Bonds	Corporate Promissory Notes	Total
Balance at 12/31/02	2,509.21	699.34	3,208.55
New issues	-	1,346.15	1,346.15
Redemptions	-	(1,439.04)	(1,439.04)
Adjustments and other variations	86.00	-	86.00
Balance at 12/31/03	2,595.21	606.45	3,201.66
New issues	-	1,672.20	1,672.20
Redemptions	(69.24)	(1,314.81)	(1,384.05)
Adjustments and other variations	97.71	92.90	190.61
Balance at 12/31/04	2,623.68	1,056.74	3,680.42
Maturity:
Long term	1,824.62	92.90	1,917.52
Short term	799.06	963.84	1,762.90
Unmatured accrued interest	51.75	-	51.75

10.2 The detail of the debentures and bonds outstanding as of December 31, 2004, and of their main features, is as follows:

		Maturity						Subsequent Years	TOTAL
Debentures and Bonds	Type of Interest	Interest Rate (%)	2005	2006	2007	2008	2009
DEBENTURES
FEBRUARY 1990 SERIES B	FIXED	12.6000	8.22	-	-	-	-	-	8.22
FEBRUARY 1990 SERIES C	FIXED	12.6000	-	-	-	-	-	3.76	3.76
FEBRUARY 1990 SERIES E	ZERO CUPON	12.8532	75.39	-	-	-	-	-	75.39
FEBRUARY 1990 SERIES F	ZERO CUPON	12.5793	-	-	-	-	-	8.15	8.15
DECEMBER 1990	ZERO CUPON	13.5761	715.45	-	-	-	-	-	715.45

APRIL 1999	FIXED	4.5000	-	-	-	-	-	500.00	500.00
JUNE 1999	FLOATING	2.9860	-	-	-	-	-	300.00	300.00
JULY 21, 1999	ZERO CUPON	6.3700	-	-	-	-	-	42.00	42.00
MARCH 2, 2000	FLOATING	5.1270(*)	-	-	-	-	-	50.00	50.00
APRIL 2000	FIXED	5.6250	-	-	500.00	-	-	-	500.00

BONDS
MARCH 1998	FIXED	4.8414	-	-	-	420.71	-	-	420.71

Total issues			799.06	-	500.00	420.71	-	903.91	2,623.68

(*)The applicable interest rate (floating, set annually) is that relating to the ten-year pound sterling interest rate swap multiplied by 1.0225.

10.3 The zero-coupon debentures and bonds are included in the balance sheet at their issue value plus the related accrued interest.

The detail of the maturities and redemption values of these debentures and bonds is as follows:

Issue	Redemption Date	Redemption Rate	Current Value	Redemption Value
DEBENTURES
FEBRUARY 1990 SERIES E	02/26/05	613.338%	75.39	76.79
FEBRUARY 1990 SERIES F	02/26/10	1,069.479%	8.15	15.04
DECEMBER 1990	12/28/05	675.000%	715.45	811.37
JULY 1999	07/21/29	637.638%	42.00	191.29

Total			840.99	1,094.49

10.4 As of December 31, 2004, there was a seried promissory note issue program outstanding, the detail being as follows:
Amount (Millions of Euros)	Method of Placement	Face Value	Maturity	Placement

2,000	Through auctions	€1,000	At 3, 6, 12, 18 and 25 months	Competitive auctions at least once a month
	Customized, intermediated by participating entities	€100,000	At 7 to 750 days	Specific transactions

With respect to the transaction performed with La Estrella, S.A. de Seguros consisting of the issuance of 42 bearer promissory notes, which matured on February 15, 2001, and included a commitment to issue new promissory notes, on February 15, 2001, Telefónica, S.A. issued 74 bearer promissory notes with a principal amount of €126.29 million and final maturity in February 2011. The principal outstanding at year-end was €99.64.

10.5 The average interest rate on the outstanding debentures and bonds at year-end was 7.12% in 2004 (8.85% in 2003), and the average interest rate on the corporate promissory notes was 2.244% in 2004 (2.461% in 2003).

(11)  PAYABLE TO CREDIT INSTITUTIONS

11.1 The detail of the balances of this caption as of December 31, 2004 and 2003, is as follows:
	Average		Millions of Euros
	Interest Rate		2004			2003
	2004	2003	Short Term	Long Term	Total	Short Term	Long Term	Total
Promissory notes	-	13.52	-	-	-	6.92	99.64	106.56
Loans and credits	3.44	2.33	2,520.06	2,346.10	4,866.16	718.38	2.420.78	3,139.16
Foreign currency
loans and credits	1.77	1.29	87.79	604.46	692.25	135.61	144.83	280.44
Total			2,607.85	2,950.56	5,558.41	860.91	2,665.25	3,526.16

11.2 These balances mature as follows:
	Maturity
	2005	2006	2007	2008	2009	Subsequent Years	Balance at 12/31/04

Loans and credits	2,520.06	683.79	160.04	49.77	500.00	952.50	4,866.16
Foreign currency loans and credits	87.79	46.50	-	-	557.96	-	692.25
Total	2,607.85	730.29	160.04	49.77	1,057.96	952.50	5,558.41

11.3 On July 6, 2004, Telefónica, S.A. arranged a syndicated loan of €3,000 million with several Spanish and foreign banks. This syndicated loan matures in five years and bears interest of EURIBOR/LIBOR plus a spread that will be based on the Company´s credit rating. The commitments and obligations of the parties are those ordinarily assumed in syndicated financing transactions. Banco Bilbao Vizcaya Argentaria, S.A. and Caja de Ahorros y Pensiones de Barcelona ("La Caixa") acted, together with other institutions, as underwriters and lead managers.

On November 26, 2004, Telefónica, S.A. and several branches of ABN Amro Bank N.V. entered into a credit facility agreement amounting to US$ 377.08 million, secured by the export credit agencies of Finland ("Finnvera") and Sweden ("EKN"), bearing fixed interest of 3.26% and with final maturity on November 15, 2010.

The "Loans and Credits" account includes a syndicated loan of €1,200 million arranged by the Company in 1999 with 38 financial institutions. The term of this loan is five or seven years, at the option of each lending institution, and it will be repaid at one time on the maturity of each tranche. The loan bears interest at a floating rate tied to Euribor.

In December 2001 a loan of US$ 115 million maturing in July 2006 was arranged with BBVA.

11.4 Unused credit facilities

The "Loans and Credits" balances relate only the amounts drawn down.

As of December 31, 2004, the undrawn credit facility balances amounted to €7,213 million.

The claimability of certain financing arranged by Telefónica is subject to compliance with certain financial covenants. All the covenants were being complied with at the date of preparation of these financial statements.

(12) PAYABLE TO GROUP AND ASSOCIATED COMPANIES

12.1 The detail of this caption as of December 31, 2004 and 2003, is as follows:

	Millions of Euros
	2004			2003
	Long Term	Short Term	Total	Long Term	Short Term	Total
Loans	10,129.08	9,956.47	20,085.55	12,469.47	7,614.78	20,084.25
Accounts payable to Group companies for purchases and services	-	116.38	116.38	-	71.57	71.57
Accounts payable to subsidiaries due to taxation on a consolidated basis	5,568.32	1,478.57	7,046.89	5,108.17	248.68	5,356.85
Total	15,697.40	11,551.42	27,248.82	17,577.64	7,935.03	25,512.67

12.2 In 2004 Telefónica Europe, B.V. did not grant any long-term (maturing at over 1 year) loan to the Company. The detail of the loans granted by it in 2003 and of the related maturities is as follows:
Year
Year Granted	Maturity	Millions of Euros
2003	2005	100
2003	2013	1,500
2003	2033	500
2003	2005	100
2003	2005	100
2003	2005	50
2003	2006	100
2003	2006	200

The financing arranged includes as an associated cost the commissions or premiums which are charged to the statement of income in the period for which the financing is arranged (see Note 8).

  These loans bear interest at market rates (Euribor plus a spread). The average interest rate in 2004 was 5.76%.

  The total financing received from Telefónica Europe, B.V. as of December 31, 2004, amounted to €11,269.72 million.

Additionally, the Company had been granted financing from Telefónica Finanzas, S.A. as of December 31, 2004, amounting to €7,332.80 million, and from Telefónica de España, S.A.U. amounting to €1,042.39 million.

12.3 The detail of the short-term accounts payable to Group companies for purchases and services is as follows:
	Millions of Euros
	2004	2003
Telefónica de España, S.A.U.	49.60	42.11
Telefónica de Contenidos, S.A.U.	13.17	-
Telefónica Procesos y Tecnología de la Información	4.91	1.28
Telefónica Móviles, S.A.	21.91	-
Telefónica Móviles España, S.A.	2.48	3.42
Terra Networks, S.A.	2.69	2.70
Terra España, S.A.	3.39	6.25
Educaterra	0.43	2.31
Telefónica Holding Argentina, S.A.	6.11	7.47
Other	11.69	6.03
Total	116.38	71.57

12.4 The balance of the "Accounts Payable to Subsidiaries Due to Taxation on a Consolidated Basis" account includes basically the accounts payable to these companies for their contribution of tax losses to the tax group headed by Telefónica, S.A. (see Note 14.2). The Company classifies this balance as short or long term on the basis of the projected maturity of these payments.

These amounts include most notably those relating to Telefónica Internacional. S.A. (€2,977.86 million), Telefónica Móviles España, S.A.U. (€1,177.00 million), Telefónica Móviles, S.A. (€1,071.67 million), Telefónica de Contenidos, S.A.U. (€897.34 million), Telefónica Data Corp, S.A.U. (€403.47 million) and Terra Networks, S.A (€291.83 million).

(13) DERIVATIVES

In 2004 the Company continued to use derivatives both to limit interest rate and exchange risks on unhedged positions and to adapt its debt structure to market conditions.

As of December 31, 2004, the total outstanding balance of derivatives transactions was €40,361.81 million (€27,158.04 million as of December 31, 2003), of which €24,069.84 million related to interest rate risk and €16,056.50 million to exchange risk (€13,394.17 million and €12,726.29 million as of December 31, 2003, respectively).

It should be noted that as of December 31, 2004, Telefónica S.A. had arranged transactions with financial institutions to hedge interest rate and exchange risks for other Telefónica Group companies amounting to €1,482.64 million and €6,515.80 million, respectively (€1,846.13 million and €4,313.16 million, respectively, as of December 31, 2003). The balancing entries for these external transactions were intercompany hedging transactions with identical conditions and maturities arranged between Telefónica S.A. and the Group companies, and, accordingly, the transactions do not involve any risk for Telefónica S.A.

Most of the derivatives transactions are assigned directly to individual asset or liability positions in the balance sheet. Also, there is a transaction portfolio hedging financial risks of the Company. The net financial gain obtained in 2004 in relation to these latter transactions amounted to €123.80 million (€48.33 million in 2003).

13.1 The detail of the portfolio by type of derivative as of December 31, 2004, is as follows:.

	Millions
	2004
Type of Risk	Equivalent	Telefónica Receives		Telefónica Pays
	Euro Value	Value	Currency	Value	Currency
Euro interest rate swaps	13,437.99
Fixed to floating	2,951.90	2,951.90	EUR	2,951.90	EUR
Floating to fixed	9,719.37	9,719.37	EUR	9,719.37	EUR
Floating to floating	766.72	766.72	EUR	766.72	EUR
Cross-currency swaps	2,446.70
Fixed to floating	1,554.15
USD/USD	1,367.01	1,862.00	USD	1,862.00	USD
MXN/MXN	187.14	2,871.43	MXN	2,871.43	MXN
Floating to fixed	892.55
USD/USD	705.41	960.84	USD	960.84	USD
MXN/MXN	187.14	2,871.43	MXN	2,871.43	MXN
Exchange rate swaps	9,506.86
Fixed to fixed	2,670.89
USD/EUR	2,405.03	2,214.85	USD	2,405.03	EUR
EUR/CLP	265.86	267.27	EUR	201,848.65	CLP
Fixed to floating	1,407.31
ARS/USD	91.77	363.45	ARS	125.00	USD
BRL/EUR	96.99	288.17	BRL	96.99	EUR
CLP/EUR	242.57	183,405.15	CLP	242.57	EUR
COP/USD	114.79	392,123.65	COP	156.36	USD
EUR/CLP	16.10	16.49	EUR	12,217.00	CLP
EUR/USD	27.17	30.60	EUR	37.01	USD
MAD/EUR	33.76	349.09	MAD	33.76	EUR
MXN/USD	25.17	348.46	MXN	34.29	USD
PEN/USD	227.59	1,073.29	PEN	310.00	USD
USD/EUR	531.40	543.83	USD	531.40	EUR
Floating to fixed	733.21
EUR/BRL	79.70	96.99	EUR	288.17	BRL
EUR/MAD	31.09	33.76	EUR	349.09	MAD
EUR/USD	85.38	126.21	EUR	116.29	USD
USD/ARS	89.57	125.00	USD	363.45	ARS
USD/CLP	64.20	80.36	USD	48,745.31	CLP
USD/COP	120.47	156.36	USD	392,123.65	COP
USD/MXN	22.71	34.29	USD	348.46	MXN
USD/PEN	240.09	310.00	USD	1,073.29	PEN
Floating to floating	4,695.45
EUR/USD	1,422.80	1,807.87	EUR	1,937.99	USD
USD/EUR	2,785.78	2,888.25	USD	2,785.78	EUR
CLP/EUR	30.88	22,862.55	CLP	30.88	EUR
EUR/CLP	14.02	14.39	EUR	10,645.55	CLP
USD/MXN	209.98	316.00	USD	3,221.87	MXN
MXN/USD	231.99	3,221.87	MXN	316.00	USD
Forwards	4,516.31
USD/EUR	1,683.62	2,174.50	USD	1,683.62	EUR
EUR/USD	1,656.91	1,740.03	EUR	2,256.87	USD
USD/PEN	48.21	65.00	USD	215.52	PEN
PEN/USD	47.72	215.52	PEN	65.00	USD
USD/COP	126.17	155.00	USD	410,705.00	COP
COP/USD	84.43	305,265.00	COP	115.00	USD
USD/BRL	86.79	111.07	USD	313.78	BRL
BRL/USD	81.54	313.78	BRL	111.07	USD
USD/CLP	260.14	317.39	USD	197,507.50	CLP
CLP/USD	233.02	197,507.50	CLP	317.39	USD
USD/ARS	105.42	139.41	USD	427.76	ARS
ARS/USD	102.35	427.76	ARS	139.41	USD
Subtotal	29,907.85
Notional amounts of structured products with options	Euros	Notional
Interest rate options	8,185.16
Caps & Floors	8,026.49
- External counterparties
US DOLLAR	972.77	1,325.00	USD
EURO CURRENCY	6,869.38	6,869.38	EUR
- Intermediated Group companies
US DOLLAR	184.34	251.10	USD
Swaptions	79.33
EURO CURRENCY	79.33	79.33	EUR
Interest rate options	79.33	79.33	EUR
Currency options	2,033.33
USD/EUR	1,833.93	2,498.00	USD
USD/ARS	199.40	271.60	USD
Equity options	235.47
Subtotal	10,453.95
TOTAL	40,361.81

    Note: The equity option position basically includes call spread positions on 3 million shares of treasury stock with average exercise prices of €12.62 and €13.82 and call options bought on 5 million shares of treasury stock with an exercise price of €13.52.

13.2 The detail of the portfolio by type of derivative as of December 31, 2003, is as follows

	Millions
	2003
Type of Risk	Equivalent	Telefónica Receives		Telefónica Pays
	Euro Value	Value	Currency	Value	Currency
Euro interest rate swaps	7,004.89
Fixed to floating	1,761.76	1,761.76	EUR	1,761.76	EUR
Floating to fixed	4,260.42	4,260.42	EUR	4,260.42	EUR
Floating to floating	982.71	982.71	EUR	982.71	EUR
Cross-currency swaps	4,146.57
Fixed to floating	3,330.58
USD/USD	3,126.91	3,949.29	USD	3,949.29	USD
MXN/MXN	203.67	2,898.99	MXN	2,898.99	MXN
Floating to fixed	815.99
USD/USD	498.81	630.00	USD	630.00	USD
GBP/GBP	113.51	80.00	GBP	80.00	GBP
MXN/MXN	203.67	2,898.99	MXN	2,898.99	MXN
Exchange rate swaps	11,934.89
Fixed to fixed	2,007.43
USD/EUR	1,885.94	1,727.46	USD	1,885.94	EUR
GBP/EUR	121.49	80.00	GBP	121.49	EUR
Fixed to floating	838.99
USD/EUR	531.40	543.83	USD	531.40	EUR
JPY/EUR	56.95	6,200.00	JPY	56.95	EUR
BRL/EUR	96.99	288.17	BRL	96.99	EUR
MAD/EUR	33.76	349.09	MAD	33.76	EUR
PEN/USD	91.05	402.25	PEN	115.00	USD
MXN/USD	28.84	371.55	MXN	36.43	USD
Floating to fixed	1,271.46
EUR/BRL	78.97	96.99	EUR	288.17	BRL
EUR/USD	167.91	182.82	EUR	212.08	USD
USD/EUR	874.97	827.73	USD	874.97	EUR
MAD/EUR	31.49	33.76	MAD	349.09	EUR
USD/PEN	91.94	115.00	USD	402.25	PEN
USD/MXN	26.18	36.43	USD	371.55	MXN
Floating to floating	7,817.00
EUR/USD	1,859.19	2,237.15	EUR	2,348.16	USD
USD/EUR	5,005.84	4,962.59	USD	5,005.84	EUR
EUR/GBP	283.77	303.72	EUR	200.00	GBP
GBP/EUR	182.23	120.00	GBP	182.23	EUR
USD/MXN	231.31	321.63	USD	3,282.59	MXN
MXN/USD	254.66	3,282.59	MXN	321.63	USD
Forwards	262.25
USD/EUR	217.23	267.41	USD	217.23	EUR
EUR/USD	3.96	5.28	EUR	5.00	USD
USD/ARS	21.12	25.18	USD	78.17	ARS
ARSUSD	19.94	78.17	ARS	25.18	USD
Subtotal	23,348.59

Notional amounts of structured products with options	Euros	Notional
Interest rate options	2,242.72
Caps & Floors	2,242.72
US DOLLAR	158.35	200.00	USD
EURO CURRENCY	2,084.37	2,084.37	EUR
Swaptions	-
EURO CURRENCY	-	-	EUR
Currency options	529.14		EUR
USD/EUR	529.14	668.31	USD
Equity swaps	323.95
Equity options	713.63	713.63	EUR
Subtotal	3,809.44
TOTAL	27,158.03

The detail, by average maturity, of the hedging transactions in 2004 and 2003 is as follows:
	2004
		Up to	From 1 to 3	From 3 to 5	Over
	Amount	1 Year	Years	Years	5 Years
Hedged Underlying Asset
With underlying instrument
Promissory notes	-	-	-	-	-
Loans	18,932.23	6,540.81	3,297.93	6,564.53	2,528.96
In national currency	14,264.69	5,762.10	1,805.44	4,692.52	2,004.63
In foreign currencies	4,667.54	778.71	1,492.49	1,872.01	524.33
MTN debentures and bonds	14,070.19	7,073.08	640.85	1,554.28	4,801.98
In national currency	7,943.46	4,582.63	640.85	1,289.98	1,430.00
In foreign currencies	6,126.73	2,490.45	-	264.30	3,371.98
Liabilities	7,123.92	6,640.14	270.30	-	213.48
Swaps	574.28	91.34	269.46	-	213.48
Currency options	2,033.33	2,033.33	-	-	-
Interest rate options	-	-	-	-	-
Forwards	4,516.31	4,515.47	0.84	-	-
Shares	235.47	235.47	-	-	-
Total	40,631.81	20,489.50	4,209.08	8,118.81	7,544.42

Note: The equity option position basically includes call spread positions on 3 million shares of treasury stock with average exercise prices of €12.62 and €13.82 and call options bought on 5 million shares of treasury stock with an exercise price of €13.52.

The debentures and bonds hedged relate to those issued both by Telefónica, S.A. and by Telefónica Europe B.V.
	2003
	Amount	Up to 1 Year	From 1 to 3 Years	From 3 to 5 Years	Over 5 Years
With underlying instrument
Loans	19,345.98	7,503.30	4,635.74	4,272.94	2,934.00
In national currency	9,268.34	3,677.96	1,586.32	3,193.74	810.32
In foreign currencies	10,077.64	3,825.34	3,049.42	1,079.20	2,123.68
MTN debentures and bonds	4,308.38	1,652.65	817.13	285.04	1,553.56
In national currency	524.27	-	-	-	524.27
In foreign currencies	3,784.11	1,652.65	817.13	285.04	1,029.29
Preferred shares	1,500.00	-	-	-	1,500.00
In national currency	1,500.00	-	-	-	1,500.00
Other assets and liabilities	966.10	914.42	51.68	-	-
Swaps	391.94	340.26	51.68	-	-
Exchange rate options	529.14	529.14	-	-	-
Forwards	45.02	45.02	-	-	-
Subtotal	26,120.46	10,070.37	5,504.55	4,557.98	5,987.56
Shares	1,037.58	1,037.58	-	-	-
Swaps	323.95	323.95	-	-	-
Equity options	713.63	713.63	-	-	-
Total	27,158.04	11,107.95	5,504.55	4,557.98	5,987.56

Note: The stock options position basically relates to call options bought on 33 million shares of treasury stock with an average exercise price of €11.43. Also, there are combinations of call options bought at €11.02, call options sold at €12.07 and put options sold at €10.56 with a total positive delta of 4.7 million shares.

(14) TAX MATTERS

Pursuant to a Ministerial Order dated December 27, 1989, since 1990 Telefónica, S.A. has filed consolidated tax returns with certain Group companies. 54 companies formed the consolidated tax group in 2004.

14.1 Deferred tax assets and liabilities

The detail as of December 31, 2004 and 2003, of Telefónica´s deferred tax assets and liabilities, and of the variations therein in 2004 and 2003, is as follows:
	Deferred Tax Assets	Intercompany Deferred Tax Assets	Intercompany Deferred Tax Liabilities
	Long Term	Long Term	Long Term
Balance at December 31, 2002	59.18	-	34.71
Reversal	(15.90)	-	(0.13)
Arising in the year	10.72	-	4.76
Other variations	26.18	-	-
Balance at December 31, 2003	80.18	-	39.34
Reversal	(8.62)	-	(0.24)
Arising in the year	7.78	31.96	7.57
Other variations	6.25	-	0.25
Balance at December 31, 2004	85.59	31.96	46.92

Telefónica´s deferred tax assets relate mainly to accounting provisions recorded for investments in companies with negative underlying book values.

The other intercompany timing differences relate to the effects arising from consolidated taxation.

14.2 Taxes payable and tax receivables

The detail of the "Taxes Payable" and "Tax Receivables" captions as of December 31, 2004 and 2003, is as follows:
	Millions of Euros
	Balance at 12/31/04	Balance at 12/31/03
Taxes payable:
Long-term taxes payable:	46.92	39.34
Deferred tax liabilities	46.92	39.34
Short-term taxes payable:	17.31	15.43
Personal income tax withholdings	2.37	3.18
VAT	-	8.62
Withholdings from income from movable capital and other	14.94	2.87
Accrued social security taxes	-	0.76
Total	64.23	54.77

	Millions of Euros
	Balance at 12/31/04	Balance at 12/31/03
Tax receivables:
Long-term tax receivables (Note 7)	4,343.19	5,000.10
Deferred tax assets	117.55	80.18
Long-term tax loss carryforwards	4,225.64	4,919.92
Short-term tax receivables:	27.89	30.66
Tax withholdings	11.62	11.58
Corporate income tax refundable	0.32	0.33
Taxes recoverable and other	-	0.03
VAT and Canary Islands general indirect tax refundable	15.95	18.72
Total	4,371.08	5,030.76

14.3 Reconciliation of the income per books to the tax base and determination of the corporate income tax revenue and the net tax refundable.

The detail of the determination of the corporate income tax revenue and the net tax refundable for 2004 and 2003 is as follows.

	Millions of Euros
	2004	2003
Book income before taxes	1,165.32	1,036.50
Permanent differences	(1,484.74)	(1,962.50)
Timing differences
Arising in the year	22.24	30.62
Arising in prior years	(24.62)	(44.97)
Tax base	(321.80)	(940.35)
Gross tax payable	(112.63)	(329.12)
Tax credits capitalized	(29.32)	(22.43)
Corporate income tax refundable	(141.95)	(351.55)
Timing differences	0.83	5.02
Corporate income tax accrued in Spain	(141.12)	(346.53)
Foreign taxes	3.91	6.30
Other	1.13	3.02
Total income tax	(136.08)	(337.21)

The tax credits taken relate basically to double taxation.

The permanent differences relate mainly to the investment valuation provisions recorded by the tax group companies included in the consolidated corporate income tax return in order to avoid duplication, since these companies recorded the tax asset in their own individual financial statements, to dividends received from tax group companies or foreign companies taxed at source and to nondeductible provisions.

The detail of the variation in the adjustments for timing differences in 2004 is as follows:
Millions of Euros
Timing differences:
Commitments to employees	6.79
Period provisions	(9.17)
Total	(2.38)

The taxes incurred abroad relate mainly to the corporate income tax borne by the permanent establishment in Argentina.

14.4 On September 25, 2002, tax audits commenced at several of the companies included in tax group 24/90 of which Telefónica, S.A. is the parent company. The taxes subject to review are corporate income tax (for the years from 1998 to 2000) and VAT and tax withholdings and prepayments relating to personal income tax, tax on income from movable capital, property tax and nonresident income tax (1998 to 2001). Although the tax audits have not yet been completed, the final outcome of the tax assessments signed under protest is not expected to disclose the need to record significant liabilities in the financial statements of Telefónica S.A.

The years open for review by the tax inspection authorities for the main applicable taxes and as a result of the tax audit currently in progress are as follows: the years since 2002 for tax withholdings and prepayments relating to personal income tax, tax on income from movable capital, property tax, nonresident income tax and VAT; the years since 2001 for corporate income tax; and the last five years for the taxes applicable to the Company´s permanent establishment in Argentina.

The tax audit of the open years is not expected to give rise to additional material liabilities for the Company.

(15) OTHER NONTRADE PAYABLES

The balance of this caption relates mainly to compensation payable, to other payables relating to fixed asset purchases and to the amount payable for certified construction work relating to the Telefónica Group´s new Central Offices.

(16) REVENUES AND EXPENSES

16.1 Operating revenues

The revenues from sales and services in 2004 and 2003 related to sales to Group companies and, principally, to the management contract with Telefónica de Argentina, S.A.

In November 1990 Telefónica and Telefónica Argentina, S.A. entered into a renewable management contract expiring in 2003 regulating the counseling services rendered by Telefónica and the price thereof. The revenues received in this connection in 2004 and 2003 amounted to €20.85 million and €28.02 million, respectively, and these amounts are recorded under the "Net Sales to Group Companies" caption in the accompanying statements of income.

The "Non-Core and Other Current Operating Revenues ¯ Group Companies" caption relates to revenues from centralized services provided by Telefónica, S.A., as the head of the Group, for its subsidiaries. The Company bears the full cost of the service and charges each company for the applicable portion. This amount includes most notably the billings to Telefónica de España, S.A.U. for €32.81 million (€20.87 million in 2003), to Telefónica Móviles España, S.A. for €39.65 million (€30.74 million in 2003) and to Terra Networks, S.A. for €3.68 million (€4.25 million in 2003).

Operating revenues also include the income from property leases amounting to €6.32 million (see Note 6) and the interest capitalized to property, plant and equipment amounting to €1.72 million (see Note 4.c)

16.2 Personnel expenses

The detail of the personnel expenses is as follows:

	2004	2003

Compensation, incentive schemes, etc.	75.40	97.30
Pension plans (Note 4-h)	2.30	2.48
Employee welfare expenses and other	17.24	13.29
Total	94.94	113.07

The "Compensation, Incentive Schemes, etc." caption includes in 2003 the expense relating to the Telefónica stock option plan (TOP), amounting to €8.69 million. This plan expired in 2003 and no expense was incurred in this connection in 2004.

16.3 Average number of employees
Category	2004	2003
University graduates and other line personnel	504	611
Junior college graduates and technicians (draftsmen)	5	8
Supervisors and data processing assistants	157	167
Building and services personnel	2	5
Total	668	791

The total number of employees as of December 31, 2004, was 622 (767 in 2003).

Compensation systems tied to share market price

At 2004 year-end Telefónica only had one compensation system tied to the market price of its shares, the TIES Program, which is aimed at all the serving personnel of Telefónica and of most of its Spanish and foreign subsidiaries.

The other compensation system tied to the market price of Telefónica shares ended in September 2003. The so-called TOP Plan was aimed exclusively at executive personnel of Telefónica, S.A. and of certain Group companies including the executive directors of Telefónica, S.A. This Plan was implemented by Telefónica on June 28, 1999, and was approved by the Company´s Stockholders´ Meeting on April 7, 2000.

In view of the fact that when the aforementioned TOP Plan expired after the last opportunity for beneficiaries (participants) to exercise the Telefónica, S.A. stock options held by them the exercise prices were substantially higher than the market price of the shares at that time, the option-holders did not exercise the options which, accordingly, expired.

Following is a detailed account of the TIES Program.

On February 23, 2000, the Board of Directors of Telefónica, S.A. approved the establishment of a new compensation system tied to the market price of the Company´s shares, with the grant of options on Company shares, known as the TIES Program. This Program is aimed at all the employees of Telefónica, S.A. and its Spanish and foreign subsidiaries who meet the requirements established in the rules governing the Program and who are not participating in any other similar employee stock or stock option plan.

In order to achieve the purposes of the Program, on April 7, 2000, the Stockholders´ Meeting of Telefónica, S.A. approved two capital increases with disapplication of preemptive subscription rights, for a par value of €1,197,880 and €31,504,244, respectively, through the issuance of 1,197,880 and 31,504,244 new common shares, respectively, of €1 par value each, with additional paid-in capital of 400% of the par value.

Telefónica, S.A. duly registered separate prospectuses for the aforementioned capital increases, which were verified by the CNMV on November 16, 2000, and February 16, 2001, respectively. It was clearly explained therein which options could be exercised in each tranche, and the procedures for exercising and settling these options.

The main features of the TIES Program are as follows:

  Number of shares offered for initial acquisition by the beneficiaries: 1,197,880.

  Issue price: €5.

  Maximum number of shares under option assigned to beneficiaries: 31,504,244. This figure, which is the maximum amount necessary to cover the total rights carried by the shares initially assigned, also includes a reserve for new beneficiaries of the Program equal to 4.5% of the initial beneficiaries.

  Method of assignment of shares under option: depends on the appreciation of Telefónica, S.A. shares with respect to an initial reference value to be set by the Board of Directors and on the number of shares of Telefónica, S.A. initially acquired. The initial reference value was set at €20.5 per share.

  Exercise price: €5.

At its meeting on June 28, 2000, the Board of Directors of Telefónica, S.A. resolved to commence implementation of the TIES Program (the features and general terms of which had been established on February 23, 2000, by the Board of Directors´ meeting that approved the creation of the Program), and established the requirements to be met by the employees of the subsidiaries of Telefónica, S.A. in order to become beneficiaries of the TIES Program.

Subsequently, on November 29, 2000, the Board of Directors of Telefónica, S.A. adapted to the date on which the Program was ultimately launched the conditions and requirements to be met by the employees of the companies participating in the Program in order to become beneficiaries of the Program and the reference value initially set.

On February 14, 2001, the notarial deed of formalization and execution of the first capital increase at Telefónica indicated above was executed. The par value of the capital was increased by €1,123,072, through the issuance of an equal number of common shares with additional paid-in capital of €4 per share. The new shares were fully subscribed and paid, through a monetary contribution, by the beneficiaries of the TIES Program.

On February 20, 2001, the notarial deed of formalization and execution of the second capital increase to cater for the TIES Program was executed. The par value of the capital was increased by €31,504,244, through the issuance of an equal number of common shares with additional paid-in capital of €4 per share. The new shares were fully subscribed and paid, through a monetary contribution, by BBVA (50%) and La Caixa (50%).

On December 31, 2004, 72,298 persons were participating in the TIES program, holding a total of 29,792,427 purchase options on Telefónica, S.A. shares.

February 15, 2005, was the third and final Exercise Date under the Program but there were no exercisable options at that date since the initial reference value was higher than the market value of the Company shares. Consequently, all the unexercised options expired and were cancelled for all purposes and the TIES Program was thus terminated and the shares which were acquired in the past as the initial assignment to participate in the Program ceased to be covered by it.

Lastly, in February 2005, in accordance with a report issued by the Board of Directors on the resolutions adopted by the Stockholders´ Meeting on April 7, 2000, in connection with item IX on the agenda (relating to the establishment of the TIES Program), Telefónica, S.A. acquired 34,760,964 shares classified as treasury stock. A proposal will foreseeably be submitted for approval by the next Stockholders´ Meeting of the Company to reduce capital with the consequent retirement of these shares.

16.4 Other interest on accounts payable and similar expenses and revenues from other equity investments and loans

The detail of these captions is as follows:
	2004	2003
Debentures, bonds and other marketable debt securities	206.97	202.14
Euro loans and credits	672.61	857.93
Foreign currency loans	336.94	352.87

Total interest on accounts payable and similar expenses	1,216.52	1,412.94
Interest on loans to subsidiaries and associated companies	968.95	993.72
Revenues from investments in euros	39.13	46.28
Revenues from investments in foreign currencies	-	0.21
Revenues from financial derivatives	92.76	208.44
Total revenues from other equity investments and loans	1,100.84	1,248.65

€891.56 million and €912.35 million of the expenses related to interest on accounts payable to Group companies in 2004 and 2003, respectively (see Note 16.8).

16.5 Exchange differences

The detail of the exchange losses charged to income is as follows:

	2004	2003
Repayment of loans maturing in the year	12.61	126.90
Potential losses in the current and subsequent years	192.18	308.73
Current operations and derivatives	446.99	1,199.81
Total	651.78	1,635.44

The detail of exchange gains credited to income is as follows:
	2004	2003
Repayment of loans maturing in the year	6.44	42.73
Adjustment of foreign loans	395.14	959.78
Current operations and derivatives	303.60	588.74
Total	705.18	1,591.25

The variation in exchange gains and exchange losses in 2004 with respect to 2003 was due basically to the significant fluctuations in the US$/euro exchange rate (a fluctuation of 7.85% in 2004 as compared with 20.43% in 2003), which was offset by the effect of hedges arranged for this purpose.

16.6 Extraordinary revenues

The "Extraordinary Revenues" caption in the accompanying statement of income relates to nonrecurring revenues obtained by the Company. The detail of the extraordinary revenues is as follows:
	2004	2003
Gains on fixed asset disposals	16.26	29.44
Release of reserve for treasury stock (Note 9)	-	159.95
Other extraordinary revenues	0.51	21.87
Total	16.77	211.26

The "Gains on Fixed Asset Disposals" caption includes mainly the gains on the divestments of Corporación Admira Media, S.A.U. and Telefónica Procesos y Tecnología de la Información, S.A.U., amounting to €4.12 million and €5.70 million, respectively (see Note 7.4.b), and gains on the disposal of property, plant and equipment, amounting to €6.09 million, relating to the real estate sale process under way at the Telefónica Group (see Note 6).

In 2003 the gains on fixed asset disposals included mainly the gain of €27.18 million obtained from the divestment of the holding in Antena 3 de Televisión, S.A. (see Note 7.4.b).

As indicated in Note 9, the Company recorded an extraordinary revenue for the release of the provision for treasury stock recorded in prior years, due to the positive performance of the share price in 2003.

In 2003 the "Other Extraordinary Revenues" caption included mainly €12.63 million relating to the settlement for the acquisition of Telefónica Holding Argentina, S.A. and the gain of €7.12 million on the sale of treasury stock (see Note 9).

16.7 Extraordinary expenses

The detail of the extraordinary expenses is as follows:
	2004	2003
Prior years´ losses	0.64	21.72
Losses on long-term investments	0.04	10.08

Other extraordinary expenses	69.02	34.67
Total	69.70	66.47

Bidland Systems Inc. and TI Capital Management, LLC reached a final agreement with Katalyx, Inc. and Telefónica, S.A. to resolve in court the two claims filed by the former alleging noncompliance with certain contractual obligations for the creation of a joint venture. Under this agreement, the damages initially sought were reduced to $38 million and each party undertook to bear its respective lawyers´ fees. The €15.31 million borne by Telefónica, S.A. in this connection were recorded under the "Other Extraordinary Expenses" caption.

With respect to the arbitral award in connection with the complaint submitted by the Radio Blanca Group to Uniprex (an Antena 3 de Televisión, S.A. Group company), on May 21, 2003, Telefónica, S.A. and Kort Geding, S.L. entered into an agreement whereby the former sold to the latter a 25.1% holding in the capital stock of Antena 3 de Televisión, S.A. This agreement contains a covenant whereby the seller undertakes to reduce the sale price by an amount equal to 25.1% of the possible adverse economic impact arising from the content of the award relating to the arbitration between Uniprex and Radio Blanca. Uniprex filed an appeal with the Provincial Appellate Court against the arbitral award rendered on March 15, 2004. No decision has yet been handed down in this connection. The accompanying financial statements include an extraordinary expense of €46.43 million, which is recorded under the "Other Extraordinary Expenses" caption.

16.8 Transactions with Group companies

Telefónica´s main transactions with Group companies in 2004 and 2003 were as follows:
	2004	2003
Dividends received	795.41	591.65
Accrued interest	968.32	1.174.51
Financial expenses (Note 16.4)	(891.56)	(912.35)
Acquisitions of goods and services from the Telefónica Group	(50.45)	(50.15)
Telefónica de Argentina management fee transferred to Telefónica de España	(1.04)	(1.40)

The dividends received in 2004 include most notably the dividend of €165.15 million paid by Telefónica de España, S.A.U., that of €55.14 million paid by Telefónica Publicidad e Información, S.A. and the distribution of additional paid-in capital and reserves received from Telefónica Móviles, S.A. amounting to €565.22 million. The dividends received in 2003 included most notably the dividend of €49.50 million paid by Telefónica de España, S.A.U., that of €24.05 million paid by Telefónica Publicidad e Información, S.A. and the distribution of additional paid-in capital received from Telefónica Móviles, S.A. amounting to €514.51 million.

The accrued interest in 2004 includes most notably that obtained from the financing to Telefónica de España, S.A.U. (€419.84 million), to Telefónica Móviles, S.A. (€318.17 million), to Telefónica Internacional, S.A. (€64.25 million), to Telefónica de Contenidos, S.A.U. (€127.70 million) and to Telefónica Data Corp, S.A.U. (€18.63 million).

The accrued interest in 2003 included most notably that relating to Telefónica de España, S.A.U. (€466.85 million), to Telefónica Móviles, S.A. (€312.61 million), to Telefónica Internacional, S.A. (€252.97 million), to Telefónica de Contenidos, S.A.U. (€78.78 million) and to Emergia, S.A. (€16.52 million).

The financial expenses paid to Group companies include most notably those arising from the financing received from Telefónica Europe, B.V. and Telefónica Finanzas, S.A.U., the cost of which in 2004 amounted to €689.37 million and €177.50 million, respectively (€707.07 million and €176.61 million, respectively, in 2003) (see Note 12.2).

(17) DIRECTOR’ COMPESATION AND OTHER DISCLOSURES

  Directors´ compensation and other benefits

  The compensation of Telefónica, S.A.´s directors is governed by Article 28 of the bylaws, which states that the amount of the compensation to be paid by the Company to its directors shall be that determined by the Stockholders´ Meeting for this purpose and this amount shall remain in force until the Stockholders´ Meeting resolves to change it. The Board of Directors is responsible for setting the exact amount to be paid within the stipulated limits and distributing it among the directors. In this connection, on April 11, 2003, the Stockholders´ Meeting set the maximum gross annual amount to be paid to the Board of Directors at €6 million, which includes a fixed payment and attendance fees for attending the Board of Directors advisory committee or control committee meetings. In 2004, the Appointments and Compensation and Best Practice Corporate Governance Committee reviewed, in accordance with Article 25)b)5 of the Rules of the Board of Directors, the compensation system for the Company´s directors, which had not been revised since March 1997. As a result, the Committee submitted a proposal to the Board of Directors to change the compensation system in view of the long period of time elapsed since it had been set up (1997). On September 29, 2004, the Board of Directors resolved to revise the fixed annual amount to be paid as compensation to the members of the Board of Directors and of its Standing Committee and the amount of the attendance fees for attending the meetings of the other Board Committees, and to establish a fixed annual amount to be paid as compensation to the members of these Board Committees, all within the maximum limit set by the Stockholders´ Meeting on April 11, 2003.

  Therefore, the compensation of Telefónica´s directors in their capacity as members of the Board of Directors and/or of the Standing Committee and the advisory and control committees consists of a fixed amount payable monthly and attendance fees for attending the meetings of the Board´s advisory or control committees. Additionally, executive directors receive the appropriate amounts for discharging their executive duties as stipulated in their respective contracts.

  In 2004 the members of the Board of Directors of Telefónica, S.A. earned the following total compensation for discharging their duties as such: €3,707,904.71 of fixed payments (including the compensation earned as members of the Boards of Directors or of the advisory or control committees of other Telefónica Group companies) and €166,828.32 of attendance fees for attending the Board of Directors advisory committee meetings (including the attendance fees for attending Board of Directors advisory committee meetings of other Telefónica Group companies).

  In their capacity as Company executives the executive directors César Alierta Izuel, Antonio J. Alonso Ureba, Luis Lada Díaz, Mario E. Vázquez and Antonio Viana-Baptista earned the following compensation: €6,558,265.38 of salaries and variable compensation; €129,412.46 of compensation in kind, which includes life insurance premiums; and €44,500.00 of contributions paid by the Company, as sponsor, to pension plans.

  The breakdown of the compensation and benefits received by Telefónica´s directors in 2004 is as follows:

  Board of Directors: annual amount of the fixed payment received by each director (in euros):

Position	2004
Chairman	127,613.94
Deputy Chairmen	162,689.82
Directors (1):
Executive directors	97,613.94
Nominee directors	97,613.94
Independent directors	97,613.94

  (1) Additionally, one director, who is not resident in Spain, receives an additional annual payment of €52,639.14 because his experience and work in relation to Latin America are of special interest to the Company

  Standing Committee: amount of the fixed payment received by each director who is a member of the Standing Committee (in euros):

Position	2004
Chairman	65,075.88
Deputy chairman	65,075.88
Directors	65,075.88

  The directors do not receive any attendance fees for attending meetings of the Board of Directors or of the Standing Committee.

  Other committees of the Board of Directors.

  Fixed amount received by each director who is a member of any of the Board committees, based on the position held, for October, November and December 2004 (in euros):

Position	2004
Chairman	5,000.00
Directors	2,500.00

  Total annual amounts paid in 2004 for attending meetings of the advisory and control committees of the Board of Directors, received by the directors who are members thereof taken as a whole (in euros):

Committees	2004
Audit and Control	Attendance fee per meeting (through 09/30/04): 858.61
Attendance fee per meeting (from 10/01/04): 1,250.00
Number of meetings paid: 11
Total received: 38,258.30
Appointments and Compensation and	Attendance fee per meeting (through 09/30/04): 858.61
Best Practice Corporate Governance	Attendance fee per meeting (from 10/01/04): 1,250.00
Number of meetings paid: 9
Total received: 33,889.42
Human Resources and Corporate	Attendance fee per meeting (through 09/30/04): 858.61
Reputation	Attendance fee per meeting (from 10/01/04): 1,250.00
Number of meetings paid: 5
Total received: 16,161.93
Regulation	Attendance fee per meeting (through 09/30/04): 858.61
Attendance fee per meeting (from 10/01/04): 1,250.00
Number of meetings paid: 10
Total received: 30,922.20
Service Quality and Commercial Service	Attendance fee per meeting (through 09/30/04): 858.61
Attendance fee per meeting (from 10/01/04): 1,250.00
Number of meetings paid: 5
Total received: 12,727.49
International Matters	Attendance fee per meeting (through 09/30/04): 858.61
Attendance fee per meeting (from 10/01/04): 1,250.00
Number of meetings paid: 2
Total received: 7,727.49

  Executive directors: total amounts received by the executive directors César Alierta Izuel, Antonio J. Alonso Ureba, Luis Lada Díaz, Mario E. Vázquez and Antonio Viana-Baptista taken as a whole for the items indicated below (in euros):

2004
Salaries	3,337,526.82
Variable compensation	3,220,738.56
Compensation in kind	129,412.46
Contributions to pension plans	44,500.00

  Additionally, it should be noted that the nonexecutive directors do not receive and did not receive in 2004 any compensation in the form of pensions or life insurance, and they do not participate in the compensation plans linked to share market price.

  The Company does not grant and did not grant in 2004 any advances, loans or credits to the directors, or to its top executives, thus complying with the requirements of the Sarbanes-Oxley Act passed in the U.S. which is applicable to Telefónica as a listed company in that market.

  Lastly, the five Company directors who are members of the Catalonia and Andalusia advisory committees (set up in April and October 2004, respectively) received a total amount of €48,750.00 in 2004.

    Detail of the equity interests in companies engaging in an activity that is identical, similar or complementary to that of the Company and the performance of similar activities by the directors for their own account or for the account of others

  Pursuant to Article 127 ter. 4 of the Spanish Corporations Law, introduced by Law 26/2003, which amends Securities Market Law 24/1988, and the revised Spanish Corporations Law, in order to reinforce the transparency of listed corporations, following is a detail of the companies engaging in an activity that is identical, similar or complementary to the activity that constitutes the corporate purpose of Telefónica, S.A., in which the members of the Board of Directors own equity interests, and of the functions, if any, that they discharge thereat:

Owner	Investee	Activity	% of Ownership	Function
Isidro Fainé Casas	Terra Networks, S.A.	Telecommunications	< 0.01%	-
José Fernando de Almansa Moreno - Barreda	Lucent Technologies, Inc.	Telecommunications	< 0.01%	-
Maximino Carpio García	Telefónica Móviles, S.A.	Telecommunications	< 0.01%	Director
Miguel Horta e Costa	Portugal Telecom, SGPS, S.A.	Telecommunications	< 0.01%	Executive Chairman
Luis Lada Díaz	Telefónica Móviles S.A.	Telecommunications	< 0.01%	Director
	Sogecable S.A.	Television, telecommunications and audiovisual production services	< 0.01%	Director
Antonio Massanell Lavilla	Telefónica Móviles S.A.	Telecommunications	< 0.01%	Director
Enrique Used Aznar	Amper, S.A.	Telecommunications equipment supplier	0.39%	Chairman
Antonio Viana Baptista	Portugal Telecom, SGPS, S.A.	Telecommunications	< 0.01%	Director
	PT Multimedia-Serviços de Telecomunicaçoes e Multimedia, SGPS, S.A.	Internet	< 0.01%	-
	Telefónica Móviles, S.A.	Telecommunications	< 0.01%	Executive Chairman
(1) If the holding is less than 0.01% of the capital stock, "< 0.01%" is shown.

  Also, pursuant to the aforementioned Law, set forth below are the activities carried on, for their own account or for the account of others, by the various members of the Board of Directors that are identical, similar or complementary to the activity that constitutes the corporate purpose of Telefónica, S.A.

Name	Activity Carried On	Type of Arrangement under which the Activity is Carried on	Company through which the Activity is Carried on (2)	Positions Held or Functions Performed at the Company
José Antonio Fernández Rivero	Internet and e-commerce	For account of others	Adquira España, S.A.	Chairman
José Fernando de Almansa Moreno-Barreda	Telecommunications	For account of others	Telefónica Móviles, S.A.	Director
	Telecommunications	For account of others	Telefónica del Perú, S.A.A.	Director
	Telecommunications	For account of others	Telefónica de Argentina, S.A.	Director
	Telecommunications	For account of others	Telecomunicaciones de Sao Paulo, S.A.	Director
	Telecommunications	For account of others	Telefónica International, S.A.	Director
Maximino Carpio García	Telecommunications equipment supplier	As independent professionals	Abengoa, S.A.	Member of Advisory Committee
	Telecommunications	For account of others	Telefónica Móviles, S.A.	Director
Alfonso Ferrari Herrero	Telecommunications	For account of others	Compañía de Telecomunicaciones de Chile, S.A.	Director
	Telecommunications	For account of others	Telefónica de Perú, S.A.A.	Director
	Telecommunications	For account of others	Telefónica International, S.A.	Director
Miguel Horta Costa	Telecommunications	For account of others	Portugal Telecom, SGPS S.A.	Executive Chairman
	Telecommunications	For account of others	PT Comunicações, S.A.	Executive Chairman
	Telecommunications	For account of others	PT Multimedia-Serviços de Telecomunicações e Multimédia, SGPS, S.A.	Chairman
	Telecommunications	For account of others	PT Móveis-Serviçoes de Telecomunicações, SGPS, S.A.	Chairman
	Telecommunications	For account of others	TMN-Telecomunicações Móveis Nacionais, S.A.	Chairman
	Telecommunications	For account of others	PT Sistemas de Informação, S.A.	Chairman
	Telecommunications	For account of others	PT Corporate-Soluções Empresariais de Telecomunicações e Sistemas, S.A.	Chairman
	Telecommunications	For account of others	PT Compras - Serviços de Consultoría e Negociaçao, S.A.	Chairman
	Telecommunications	For account of others	PT Investimentos Internacionais - Consultoría Internacional, S.A.	Chairman
Gregorio Villalabeitia Gallarraga	Telecommunications	For account of others	Telefónica International, S.A.	Director
Luis Lada Díaz	Telecommunications	For account of others	Telefónica Móviles, S.A.	Director
	Television, telecommunications and audiovisual production services	For account of others	Sogecable, S.A.	Director
	Telecommunications	For account of others	Telefónica International, S.A.	Director
Antonio Massanell Lavilla	Telecommunications	For account of others	Telefónica Móviles, S.A.	Director
Enrique Used Aznar	Telecommunications equipment provider	For account of others	Amper, S.A.	Chairman
	Telecommunications	For account of others	Telecomunicaciones de Sao Paulo, S.A.	Director
	Telecommunications	For account of others	Telefónica de Perú, S.A.A.	Director
	Telecommunications	For account of others	Terra Networks, S.A.	Director
	Telecommunications	For account of others	Telefónica International, S.A.	Director
Mario Eduardo Vázquez	Telecommunications	For account of others	Telefónica de Argentina, S.A.	Chairman
	Telecommunications	For account of others	Telefónica Holding de Argentina, S.A.	ViceChairman
	Telecommunications	For account of others	Compañía Internacional de Telecomunicaciones, S.A.	ViceChairman
	Telecommunications	For account of others	Telefónica Móviles Argentina, S.A.	Chairman
	Telecommunications	For account of others	Telefónica Comunicaciones Personales, S.A.	Chairman
	Telecommunications	For account of others	Radio Móvil Digital Argentina, S.A.	Chairman
	Telecommunications	For account of others	Radio Servicios S.A.	Chairman
	Telecommunications	For account of others	Telinver, S.A.	Chairman
	Telecommunications	For account of others	Katalyx Argentina, S.A.	Chairman
	Telecommunications	For account of others	Katalyx Food Service Argentina, S.R.L.	Manager
	Telecommunications	For account of others	Katalyx Cataloguing Argentina, S.R.L.	Manager
	Telecommunications	For account of others	Katalyx Construction Argentina, S.R.L.	Manager
	Telecommunications	For account of others	Katalyx Transportation Argentina, S.R.L.	Manager
	Internet and e-commerce	For account of others	Adquira Argentina, S.A.	Chairman
	Internet and e-commerce	For account of others	Terra Networks Argentina, S.A.	ViceChairman
	Telecommunications	For account of others	Telefónica Data Argentina, S.A.	Chairman
Antonio Viana Baptista	Telecommunications	For account of others	Telefónica Móviles, S.A.	Executive Chairman
	Telecommunications	For account of others	Telefónica Internacional, S.A.	Director
	Telecommunications	For account of others	Telefónica Móviles España, S.A.	Director
	Telecommunications	For account of others	Telefónica de Argentina, S.A.	Director
	Telecommunications	For account of others	Telecomunicaciones de Sao Paulo, S.A.	Director
	Telecommunications	For account of others	Brasilcel, N.V.	Director
	Telecommunications	For account of others	Portugal Telecom, SGPS, S.A.	Director
(2) Only shown if the activity is carried on as an employee and, therefore, is carried on through a company.

  Pursuant to Article 114.2 of the Spanish Corporations Law, also introduced by Law 26/2003, it is hereby stated that in the fiscal year to which these consolidated financial statements refer, the directors, or persons acting on their behalf, did not perform any transactions with Telefónica or any other company in the Telefónica Group other than in the course of the Company´s ordinary operations or in conditions other than normal market conditions.

  (18) OTHER INFORMATION

    Financial guarantees

	2004	2003
Guarantees provided for financial transactions	13,534.71	14,284.93

    The "Guarantees Provided for Financial Transactions" account relates mainly to guarantees provided by Telefónica for its subsidiaries and investees, mainly Telefónica Europe, B.V. to secure the transactions with third parties.

    No significant losses are expected to arise for the Company in connection with these commitments.

    The amount indicated for guarantees provided by Telefónica S.A. includes most notably the guarantee provided to certain credit institutions to cover the obligations of Ipse 2000, S.p.A. arising from the deferral of payment for the third-generation wireless telephony license in Italy. These guarantees are in turn counterguaranteed by the Group´s subsidiaries that own the investment in Ipse 2000, S.p.A.

    Litigation

  Telefónica, S.A. and its Group companies are party to several lawsuits which are currently in progress in the law courts and the arbitration courts of the various countries in which the Telefónica Group is present.

  Based on the reports of counsel engaged to act in the lawsuits of Telefónica, S.A., it is reasonable to consider that the adverse outcome of any of these as yet unresolved lawsuits will not materially affect the Telefónica Group´s economic and financial position or solvency. These lawsuits include most notably the following:

  1) A proceeding contesting the resolutions adopted by the Special Stockholders´ Meeting of Telefónica, S.A. on February 4, 2000.

  The stockholder Javier Sotos García, who owns 300 shares of the Company, filed a complaint contesting the resolutions adopted by the Special Stockholders´ Meeting on February 4, 2000, based on the purported contravention of the rules regulating the holding of the Meeting and on the purported contravention of the rules for disapplication of preemptive rights of subscription in capital increases.

  On May 8, 2003, Court of First Instance no. 33 handed down a judgment wholly dismissing the complaint filed by the plaintiff stockholder, holding that it was inappropriate to rule on the voidness or voidability of the resolutions adopted by the Special Stockholders´ Meeting of Telefónica, S.A. on February 4, 2000, and awarding the costs of the proceeding against the plaintiff. On July 26, 2003, an appeal was filed by the latter at the Madrid Provincial Appellate Court. On December 11, 2003, Telefónica, S.A filed a reply brief contesting the appeal. On January 18, 2005, the appeal hearing was held. On February 9, notice was given of the judgment by the Provincial Appellate Court dismissing the appeal filed by Javier Sotos Garcia and awarding costs against the appellant. On February 18, notice was given of the filing of a pleading by Javier Sotos García preparing an extraordinary appeal against procedural infringements and a cassation appeal against the judgment of the Madrid Provincial Appellate Court on January 24, 2005.

  2) A proceeding contesting certain resolutions adopted by the Annual Stockholders´ Meeting of Telefónica, S.A. on June 15, 2001.

  The aforementioned stockholder, Javier Sotos García, also filed a complaint contesting some of the resolutions adopted by the Company´s Annual Stockholders´ Meeting on June 15, 2001.

  The aforementioned complaint is based on the purported infringement of the contesting stockholder´s right to information and on the purported contravention of the legal rules for disapplication of preemptive rights of subscription in capital increases.

  On January 23, 2004, the Company was notified that the proceeding had been stayed until such time as either of the parties applies for its resumption or the instance lapses.

  Based on the opinion of its legal counsel, the Company is convinced that the outcome of the aforementioned court proceeding will be wholly satisfactory for the Company.

  3) Complaint filed by IDT against Telefónica, S.A., Terra Networks, S.A. and Lycos, Inc.

  International Discount Telecommunications Corporation (IDT) filed a complaint at the New Jersey State Courts in the U.S. against Telefónica, S.A., Terra Networks, S.A., Terra Networks U.S.A., Inc., and Lycos, Inc.

  This complaint is based on the purported breach of the joint venture agreement entered into between IDT and Terra Networks, S.A. in October 1999, on the purported nonperformance of the obligations under the agreement to terminate the joint venture agreement, on purported fraud and contravention of the legislation governing the purchase and sale of securities (Federal Securities Exchange Act) and, lastly, on purported fraudulent concealment of information.

  The lawsuit is currently for an unspecified amount, without prejudice to the possibility of the claim by the plaintiff for damages being specified and quantified in the course of the proceeding.

  Subsequently, IDT added a new claim to the complaint alleging that Telefónica was liable, as a control person, for the fraud alleged against Terra in its negotiations with IDT that led to the termination agreement. Telefónica has filed objections against this claim.

  The defendants have filed an answer and, in turn, Terra Networks S.A. has filed a counterclaim.

  In October 2002 the New Jersey State Court decided to dismiss the part of the complaint relating to certain purported breaches of the joint venture agreement, which also resulted in the exclusion of Terra Networks, U.S.A., Inc. from the proceeding.

  On July 2, 2003, in light of the evidence taken, Terra Networks, S.A., Lycos, Inc. and Telefónica, S.A. filed pleadings seeking summary trial to determine the claims and have others dismissed. In turn, IDT has petitioned to have the counterclaim filed by Terra Networks, S.A. dismissed.

  On September 1, 2004, the Court confirmed the decision in September 2002 granting IDT leave to file a third complaint against Telefónica, S.A.

  Terra Networks, S.A. and Telefónica, S.A. have filed answers refuting the allegations of IDT in the third complaint.

  On September 27, 2004, Telefónica, S.A. filed a motion to have the third complaint declared inadmissible for want of personal jurisdiction. The Court has not yet ruled on the motion.

  On September 30, 2004, the Court ruled on two of the motions filed by the defendants in July 2003. In particular, the Court accepted the motion to have the complaint against Lycos declared inadmissible, but refused the request by Terra for summary trial.

  The Court has not ruled on the other motions filed by Terra.

  Based on the opinion of its legal counsel, the Company considers that it has a sound defense against the claims filed against it and, accordingly, Telefónica is confident that the outcome for Telefónica of the litigation arising from IDT´s complaint should not be adverse but, if it were, considers that the economic and financial impact on the Telefónica Group should not be material.

  4) Sistemas e Instalaciones de Telecomunicación, S.A.U. (Sintel).

  As a result of the voluntary bankruptcy proceeding being conducted at Madrid Court of First Instance no. 42, case number 417/2001, which is the continuation of the petition for Chapter 11-type insolvency filed by the director of Sintel on June 8, 2000, two criminal proceedings have commenced which affect Telefónica, S.A.

  Under the bankruptcy order, inter alia, the effects of the bankruptcy were backdated to June 8, 1998. As a result of the backdated effects of the bankruptcy pursuant to the order, the bodies in the bankruptcy sent Telefónica a payment demand for €22.87 million, which represented the total amount paid by Sintel, since they considered null and void as a matter of law the involvement of Sintel in the contract dated December 30, 1998, in which a debt of €21.35 million was recognized by reason of the sale of the shares of Sintel to Mastec Internacional, S.A. and the amounts paid by Sintel, which in the aforementioned contract appeared as a joint and several guarantor for the fulfillment of these payment obligations.

  Telefónica filed an ancillary complaint in which it proposed that the effects of the bankruptcy be backdated to a date closer to that of the bankruptcy order, so that the contract dated December 30, 1998, would not be affected. The representatives of the employees filed another complaint to the contrary, proposing that the effects of the bankruptcy be backdated to the date of the sale of the shares of Sintel (April 1996).

  The arrangement proposed by the bankrupt company and approved by the Court was the subject of an appeal to a superior court.

  On June 14, 2004, an order was made dismissing all of the appeals filed and confirming the order approving the bankruptcy arrangement. An appeal was filed against this order and has been dismissed by the Supreme Court, thus making the bankruptcy arrangement final.

  The two criminal proceedings are as follows:

  "Abbreviated" proceeding no. 273/2001, in relation to which, on September 24, 2002, Telefónica, S.A. and Telefónica de España, S.A. appeared before Central Examining Court no. 1 filing a civil suit as parties suffering loss against the directors of Sintel and of Mastec Internacional, S.A. Leave was given for them to appear as parties to the proceeding.

  Preliminary proceeding no. 362/2002, which was commenced on October 23, 2002, by Central Examining Court no. 1 for a possible offense of extortion. This proceeding arises from the preceding one, concerns the possible commission of an offense of extortion in the assumption by Sintel of joint and several liability with Mastec for the obligation to pay the related sale price. This preliminary proceeding has been joined to proceeding no. 273/2001. In April 2004, the motion filed by counsel for Telefónica, S.A. to have the case dismissed on the ground that the investigation should have continued was rejected. However, it must be stressed that no charges have been pressed to date, and the claim in the expanded criminal complaint that led to this proceeding has been expressly dismissed.

  On June 29, 2004, notice was given of a pleading filed by counsel for the former employees of Sintel seeking to further expand the criminal complaint to include, this time, the existence of an offense of criminal insolvency purportedly committed in the sale of Sintel to Mastec Internacional, Inc. in April 1996. On July 4 and August 5, 2004, Telefónica, S.A. filed submissions seeking to have the aforementioned pleading declared inadmissible, although the judge has not yet granted leave to expand the criminal complaint.

  5) Collective lawsuits filed by stockholders of Terra in the U.S., in connection with the tender offer by Telefónica, S.A. for Terra Networks, S.A.

  On May 29, 2003, two class actions were filed at the Supreme Court of New York State by stockholders of Terra Networks, S.A. against Telefónica, S.A., Terra Networks, S.A. and certain former and current directors of Terra Networks, S.A.

  These actions are founded mainly on the claim that the price offered to the stockholders of Terra Networks, S.A. was not in keeping with the intrinsic value of the shares of that company, and seek to not have the tender offer approved or, alternatively, to have damages awarded to them.

  It should be noted that since the filing of the complaints, the related proceedings have remained inactive.

  Based on the opinion of its legal counsel, the Company considers that it has a sound defense against both the form and the substance of the claims filed against it and, accordingly, is confident that the outcome of the litigation should not be adverse for Telefónica.

  6) Appeal for judicial review no. 6/461/03 filed at the National Appellate Court by the World Association of Stockholders of Terra Networks, S.A. (ACCTER) against the administrative decision made by the Spanish National Securities Market Commission (CNMV) to authorize the tender offer by Telefónica, S.A. for Terra Networks, S.A.

  ACCTER filed an appeal for judicial review against the decision of the CNMV to authorize the tender offer made to Terra Networks, S.A. stockholders on June 19, 2003.

  Telefónica, S.A. has filed an application, admitted for consideration, to appear in the proceeding as an intervening nonparty to defend the lawfulness of the decision by the CNMV.

  In turn, the National Appellate Court has rejected the appellant´s request for an ex parte or inter partes injunctive stay of the aforementioned decision.

  ACCTER filed a complaint for judicial review, and Telefónica, S.A. and the Government Legal Service filed their answers.

  At present, the proceeding is ready for the rendering of judgment.

  Based on the opinion of its legal counsel, the Company is convinced that the outcome of the aforementioned proceeding will be satisfactory for the Company.

  c) Commitments

  Strategic alliance between Telefónica and Terra

  On February 12, 2003, Telefónica and Terra Networks, S.A. entered into a Framework Strategic Alliance Agreement to replace the Strategic Agreement dated May 16, 2000, to which Bertelsmann AG was also a party (whereby, in the framework of the acquisition of Lycos Inc. by Terra Networks, S.A., Telefónica, S.A. undertook to commission from Terra the portion of the advertising services committed by Bertelsmann AG that the latter did not commission from Terra Networks, S.A., up to a maximum amount of US$ 675 million).

  Additionally, on February 12, 2003, Telefónica, S.A., Terra Networks, S.A., Lycos Inc. and Bertelsmann AG entered into a preferential interest agreement which will enable them to continue to explore opportunities for the mutual provision of communications, development and content services in the on-line market.

  The term of the Framework Strategic Alliance Agreement is six years, ending on December 31, 2008. The agreement is automatically renewable for one-year periods unless it is expressly terminated by the parties.

  The main features of this Framework Strategic Alliance Agreement are summarized as follows:

    Strengthening of the Terra Group as:

    The exclusive provider of essential portal elements, including brand image, and aggregator of the broad and narrow band Internet content and services targeted at the residential, SOHO and, when so agreed, SME market segments, for the Telefónica Group companies´ connectivity and ISP services.

    Preferential provider of consulting, management and maintenance services for the country portals of the Telefónica Group companies.

    Exclusive provider of Telefónica Group employee on-line training services.

    Preferential provider of on-line integral marketing services with the Telefónica Group companies.

    Guaranteed minimum volume of acquisitions of Terra Group on-line advertising space by Telefónica Group companies.

    Exclusive acquisition of connectivity and wholesale Internet access services by Terra Group companies from Telefónica Group companies under the legally permitted most-favored-customer conditions.

    Outsourcing by Terra Group companies to Telefónica Group companies of all or part of the services and/or operation of the Internet access elements for the provision of ISP services to its residential, SOHO and, when so agreed, SME customers under the legally permitted most-favored-customer conditions.

    Exclusive acquisition by Terra Group companies from Telefónica Group companies of the advanced broad and narrow band network and platform services required to construct the range of services to be offered to residential, SOHO and, when so agreed, SME customers under the legally permitted most-favored-customer conditions.

  The Framework Strategic Alliance Agreement guarantees the generation for the Terra Group of a minimum annual amount throughout the term of the Agreement of €78.5 million. This amount is the difference between the revenues arising from the services provided to Telefónica Group companies under the aforementioned Framework Strategic Alliance Agreement and the costs and investments directly associated therewith. In compliance with the terms of the aforementioned Framework Agreement, the minimum annual amount was generated for the Terra Group in 2003 and 2004.

  Agreements with Portugal Telecom (Brazil)

  On January 23, 2001, Telefónica, S.A. and its subsidiary Telefónica Móviles, S.A., on the one hand, and Portugal Telecom SGPS, S.A. and its subsidiary PT Moveis, SGPS, S.A., on the other, entered into an agreement in order to group together all their wireless telephony businesses in Brazil and, accordingly, they undertook to contribute all their wireless telephony assets in Brazil to a joint venture, which, subject to the obtainment of the necessary regulatory authorizations, would be a subsidiary of the two groups, and in which they would each have a 50% ownership interest. Also, under the terms of this agreement, the two parties expressed their interest in increasing their reciprocal ownership interests, subject to compliance with the applicable regulatory and bylaw conditions.

  On October 17, 2002, Telefónica Móviles, S.A., on the one hand, and Portugal Telecom SGPS, S.A. and its subsidiary PT Móveis SGPS, S.A., on the other, entered into the definitive agreements (Stockholders´ Agreement and Subscription Agreement) that implement the aforementioned agreement signed in January 2001. On December 27, 2002 (after having obtained the necessary authorizations), the two Groups´ holdings in their respective Brazilian wireless telephony operators were contributed to a Dutch joint venture, Brasilcel N.V., in accordance with the provisions of the aforementioned Subscription Agreement.

  In accordance with the aforementioned definitive agreements, Telefónica Móviles, S.A. and the Portugal Telecom Group will have the same voting rights at Brasilcel, N.V. This equality in voting rights will cease to exist if, as a result of capital increases at Brasilcel, N.V., the percentage of ownership of either of the parties falls below 40% during an uninterrupted period of six months. In this event, if the Group with the reduced interest were the Portugal Telecom Group, it would be entitled to sell to Telefónica Móviles, S.A., which would be obliged to buy (directly or through another company), all the Portugal Telecom Group´s ownership interest in Brasilcel N.V. This right expires on December 31, 2007. The price for the acquisition of the Portugal Telecom Group´s holding in Brasilcel, N.V. would be calculated on the basis of an independent appraisal (in the terms provided for in the definitive agreements) performed by investment banks, selected using the procedure established in these agreements. Subject to certain conditions, the payment could be made, at Telefónica Móviles´ choice, in (i) cash, (ii) Telefónica Móviles S.A. shares and/or Telefónica, S.A. shares, or (iii) a combination of the two. This put option would be exercisable in the 12 months subsequent to the end of the aforementioned six-month period, provided that the Portugal Telecom Group had not increased its ownership interest to 50% of the total capital stock of Brasilcel N.V.

  Also, in accordance with the definitive agreements, the Portugal Telecom Group will be entitled to sell to Telefónica Móviles, S.A., which will be obliged to buy, its holding in Brasilcel, N.V. should there be a change in control at Telefónica, S.A., at Telefónica Móviles, S.A. or at any other subsidiary of the latter that held a direct or indirect ownership interest in Brasilcel N.V. Similarly, Telefónica Móviles, S.A. will be entitled to sell to the Portugal Telecom Group, which will be obliged to buy, its holding in Brasicel, N.V. if there is a change of control at Portugal Telecom SGPS, S.A., at PT Móveis SGPS, S.A or at any other subsidiary of either company that held a direct or indirect ownership interest in Brasilcel N.V. The price will be determined on the basis of an independent appraisal (in the terms provided for in the definitive agreements) performed by investment banks, selected using the procedure established in these agreements. The related payment could be made, at the choice of the group exercising the put option, in cash or in shares of the wireless telephony operators contributed by the related party, making up the difference, if any, in cash.

  Agreements for the acquisition of Pegaso (Mexico)

  In accordance with the agreements entered into by Telefónica Móviles, S.A. on April 26, 2002, with Sprint, Leap Wireless, Qualcomm and other financial investors, the acquisition by Telefónica Móviles, S.A. of 65% of the capital stock of the Mexican company Pegaso Telecomunicaciones, S.A. de C.V. (Pegaso) was definitively concluded on September 10, 2002.

  Also, in compliance with the agreements adopted on that date, Telefónica Móviles, S.A. and the Burillo group, which owned 35% of the remaining capital stock of Pegaso, all the shares of Pegaso were contributed to a company formed for this purpose called Telefónica Móviles México, S.A. de C.V. Telefónica Móviles, S.A. also contributed to this new company the companies which it owned in northern Mexico. After these contributions, Telefónica Móviles, S.A. had a 92% holding in the new company.

  Under the agreements entered into, the Burillo group has certain mechanisms with which it can cease to be a stockholder, instrumented through an option to sell its holding in Telefónica Móviles México, S.A. de C.V. The Burillo group can exercise its put option in 2007 or 2008, or, if its holding in the company falls below 50% of its original ownership interest, on the date on which such decrease occurs. If the Burillo group did not exercise its put option, Telefónica Móviles could exercise its purchase option on the shares of the company owned by the Burillo group. In this case, the purchase price for the shares will be determined on the basis of a valuation of the company on the date on which the rights were exercised. The agreements entered into envisage that a portion of the purchase price will be paid in cash, the amount of which will depend upon the Burillo group´s original investment in the company, to which interest will be added and from which any cash distribution received by the Burillo group will be deducted. The remaining portion of the purchase price, if any, will be paid, at Telefónica Móviles´ choice, in cash, in shares of Telefónica Móviles or a combination of the two.

  Also, under the stockholders´ agreement entered into the Burillo group has certain rights to veto agreements on the conversion of shares from one class to another, declarations of bankruptcy or Chapter 11-type insolvency proceedings, dissolution or liquidation, bylaw amendments which adversely affect the rights of the Burillo group and mergers or corporate reorganizations which do not afford the Burillo group the opportunity to maintain a given percentage of ownership.

  Newcomm Wireless Services, Inc. (Puerto Rico)

  On September 29, 2003, Telefónica Móviles, S.A. arranged a counterguarantee for Telefónica Internacional, S.A. for the obligation of Telefónica Móviles Puerto Rico (a subsidiary of Telefónica Móviles) regarding a loan of US$ 11 million granted by Banco Santander de Puerto Rico. On January 11, 2005, Telefónica Móviles Puerto Rico repaid the principal and paid the interest outstanding on the aforementioned loan, and the guarantee provided by Telefónica Internacional, S.A. and, consequently, the counterguarantee of Telefónica Móviles, were released from that date.

  On December 23, 2003, Telefónica Móviles, S.A. arranged a counterguarantee for Telefónica, S.A. for the obligation of Newcomm Wireless Services, Inc. de Puerto Rico, regarding a bridge loan of US$ 61 million granted by ABN AMRO which matures on June 30, 2005. These guarantees are deemed to be recoverable on the basis of the company´s business plan and of their seniority for credit ranking purposes with respect to capital stock.

  Atento.

  Within the framework of the strategic agreement entered into on February 11, 2000, by Banco Bilbao Vizcaya Argentaria S.A. (BBVA) and Telefónica, on December 4, 2001, the two entities signed an agreement establishing the procedure and conditions for the integration in Atento, a Telefónica Group subsidiary, of the BBVA Group´s Spanish and international contact center business.

  The transaction agreed on consisted of the initial contribution by Telefónica S.A. of all its contact center business to a newly-formed subsidiary (Atento N.V.) and the subsequent inclusion of the BBVA Group in the stockholder structure of Atento N.V. through the contribution of the Spanish companies Procesos Operativos, S.A. and Leader Line, S.A., which entailed the transfer to Atento of the BBVA Group´s Spanish and international contact center business.

  The transaction also envisaged the signing of various specific agreements for the provision to the BBVA Group by Atento of contact center services in Spain and Portugal and in several Latin American countries.

  Atento N.V. was incorporated on May 30, 2002. All Telefónica, S.A.´s contact center business was contributed to it on that date. The contributions by the BBVA Group under the terms of the agreement discussed in this section have not yet been made.

  On October 24, 2003, BBVA, Telefónica, S.A. and Atento N.V. entered into an Agreement establishing the terms and conditions under which BBVA, through General de Participaciones Empresariales, S.L. (GPE) became a stockholder of Atento N.V. by contributing all the shares of Procesos Operativos, S.A. As a result of the performance of this Agreement, Telefónica, S.A. currently owns shares representing 91.35% of the capital stock of Atento N.V., and GPE (a BBVA Group company) owns the remaining 8.65%.

  Subsequently, on December 1, 2003, the Atento Group company Atento Teleservicios España, S.A. acquired all the shares of Leader Line, S.A.

  On November 27, 2003, BBVA and Atento N.V. entered into a framework contract for services, with a term of four years, establishing the terms under which Atento N.V. and its subsidiaries will provide contact center activities and services to the BBVA Group.

  At the same time as the aforementioned acquisition of Leader Line, S.A., Telefónica and GPE entered into a put option contract whereby GPE has the right to sell to Telefónica, which will be obliged to buy, all the shares of Atento N.V. that GPE owns at the time the option is exercised.

  Commitments in relation to Sogecable

  As a result of the agreements dated May 8, 2002 and January 29, 2003, between Telefónica, S.A., Telefónica de Contenidos, S.A.U. and Sogecable, S.A., relating to the merger of Via Digital into Sogecable, on August 7, 2003, Telefónica de Contenidos acquired a commitment to contribute funds up to a maximum of €45,281,500 to offset Sogecable´s cash deficit if it is unable to repay any amount owed under a syndicated loan and credit facility granted to Sogecable on August 7, 2003, by several financial institutions. This guarantee to contribute funds to cover possible cash deficits at Sogecable expires on June 30, 2005, the date on which it is estimated that the restructuring process brought about by the merger of the digital platforms will have been completed.

  Also, on August 7, 2003, Telefónica de Contenidos, S.A.U. acquired a commitment, up to a maximum of €80 million, to guarantee compliance with the payment obligations arising for Sogecable under the aforementioned syndicated loan and credit facility, or to indemnify the syndicate of banks and savings banks up to the same amount against the damage and loss that the syndicate may suffer if any of Sogecable´s obligations in relation to the contract were to be rendered null, void or ineffective for Sogecable.

  In any case, the maximum amount guaranteed by Telefónica de Contenidos, S.A.U. in relation to the aforementioned syndicated loan and credit facility granted to Sogecable may not exceed €80 million, and the guarantee will be reduced in proportion to the voluntary or mandatory early repayments that take place during the term of the related agreement, which ends on December 31, 2010.

  Telefónica, S.A. and Telefónica de Contenidos, S.A.U. have stated that they currently plan not to dispose of this holding for at least three years from the exchange date.

  Other commitments in the form of performance bonds for concessions or licenses

  Telefónica Móviles España, S.A.U., a subsidiary of Telefónica Móviles, S.A., which is in turn a subsidiary of Telefónica, S.A., provided certain financial guarantees to the Spanish State amounting to €1,100 million, in relation to the grant to Telefónica Móviles España, S.A.U. of a UMTS license in Spain. These guarantees ensure fulfillment of the commitments assumed by the company awarded the license in relation to network deployment, job creation, investments, etc.

  Telefónica Móviles España, S.A.U. initiated negotiations with the Ministry of Science and Technology with a view to changing the existing system of guarantees. This process was completed through an Official Notice issued by the Secretary of State for Telecommunications and for the Information Society on July 28, 2003, as a result of which the 71 guarantees in force at that date amounting to €630.9 million that were securing the commitments assumed under the UMTS license were returned to Telefónica Móviles España, S.A.U., after the latter had arranged, in the same month, a guarantee of €167.5 million with the Government Depositary, to secure compliance with the UMTS service commitments prior to launch of the UMTS and the commitments of the first year from the date of commercial launch, in accordance with the new system of guarantees. In September 2003, Telefónica Móviles España, S.A.U. cancelled the returned guarantees at the respective banks.

  On June 23, 2004, the Ministry of Industry, Tourism and Commerce issued an order authorizing the change in the commitments assumed by Telefónica Móviles España, S.A.U. in connection with the operation of the third-generation wireless telecommunications (UMTS) service. Under this Order the requests filed by Telefónica Móviles España, S.A.U. in this respect were upheld, compliance with certain commitments was reinterpreted and other commitments were eliminated for the benefit of public interest.

  As a result of this change, the amount to be guaranteed by Telefónica Móviles España, S.A.U. as a performance bond for the commitments assumed prior to the launch of the UMTS service and in the first year of service was reduced to €157.5 million. The guarantee therefore amounted to €157.5 million as of December 31, 2004.

  Telefónica Móviles, S.A. is backing the commitments assumed by Grupo de Telecomunicaciones Mexicanos, S.A. de C.V. (GTM) to the regulator, COFETEL for the long-distance national license it has obtained. The maximum amount of this support is MXP 124.15 million. As of the date of preparation of these financial statements no disbursements had been made in this connection.

  In 1999 Telefónica de Argentina, S.A. provided guarantees for the promissory notes amounting to US$ 22.5 million provided by Telefónica Comunicaciones Personales, S.A. to the Argentine Government to guarantee the fulfillment of the obligations assumed in the obtainment of the PCS licenses for areas I and III. Also, Telefónica de Argentina, S.A. jointly and severally guaranteed, with Telecom Argentina Stet-France Telecom, S.A., the promissory notes amounting to ARP 45 million provided jointly by Telefónica Comunicaciones Personales, S.A. and Telecom Personal, S.A. to the Argentine Government to guarantee the fulfillment of the obligations assumed in the obtainment of the PCS licenses for area II. These guarantees are still in force, pending verification by the Regulatory Authority of the fulfillment of the PCS network coverage obligations secured by these guarantees. In 2003 the Regulatory Authority verified substantially all the coverage obligations in areas I and III, leaving only the cities of La Rioja, Córdoba and Catamarca. The Regulatory Authority completed the verification of the PCS network coverage obligations in the aforementioned cities and in area II in 2004. The Regulatory Authority must now decide the return of the guarantees.

  Telefónica, S.A. and those of its subsidiaries which head subgroups perform, as holding companies, various equity investment purchase and sale transactions in the course of their business activities, in which it is standard practice to receive or provide guarantees regarding the nonexistence of liabilities, contingencies, etc. in the investments forming the subject matter of the related transactions.

  The contingencies arising from the commitments described above were evaluated when the financial statements as of December 31, 2004, were prepared, and the provisions recorded with respect to the commitments taken as a whole are not representative.

  d) Fees paid to auditors

  The fees paid to the various member firms of the Deloitte Touche Tohmatsu international organization, to which Deloitte, S.L. (the auditors of Telefónica, S.A.) belongs, amounted to €1.84 million in 2004 and €2.07 million in 2003.

  The detail of the foregoing amounts is as follows:

	Millions of Euros
	2004	2003
Audit of financial statements	0.57	0.67
Other audit services	0.71	0.66
Non-attest work	0.56	0.74
TOTAL	1.84	2.07

  e) Environmental matters

  Telefónica, S.A., as head of the Telefónica Group, engages in activities relating to the ownership of shares and the provision of financing and corporate counseling to various Group companies. In view of the business activities in which the Company engages, it does not have any liability, expenses, assets, provisions or contingencies of an environmental nature that might be material with respect to its net worth, financial position and results of operations. Accordingly, no specific disclosures relating to environmental issues are included in these notes to 2004 financial statements.

  f) Adoption of International Financial Reporting Standards - IFRS

  Under Regulation (EC) no. 1606/2002 of the European Parliament and of the Council of July 19, 2002, all companies governed by the law of an EU Member State and whose securities are admitted to trading on a regulated market of any Member State must prepare their consolidated financial statements for the years beginning on or after January 1, 2005, in conformity with the International Financial Reporting Standards (IFRS) previously adopted by the European Union. In conformity with this Regulation, the Group will have to present its consolidated financial statements for 2005 in accordance with the IFRS adopted by the European Union.

  Under IFRS 1, First-Time Adoption of International Financial Reporting Standards, although the first consolidated financial statements prepared in accordance with IFRS will, in the case of the Group, be those for the year ending December 31, 2005, it will be necessary to include, for comparison purposes, the figures for the preceding year (2004) prepared on a basis consistent with that used to calculate the figures for 2005. Accordingly, an opening balance sheet will have to be prepared as of the date of transition to IFRS accounting methods (January 1, 2004, in the case of the Group), also in accordance with the IFRS in force as of December 31, 2005.

  In order to meet the obligation imposed by Regulation (EC) no. 1606/2002, the Group has established a plan for the transition to IFRS that includes, inter alia, the following steps:

  Analysis of the differences between the methods provided for in the National Chart of Accounts in force in Spain and related implementing rules, and in IFRS.

  Selection of the methods to be used in cases or areas in which IFRS permit alternative accounting treatments to be applied.

  Assessment and determination of the appropriate changes to or adaptations of the operating procedures and systems used for compiling and providing the information required in order to prepare the consolidated financial statements.

  Preparation of the opening consolidated financial statements, as of the transition date, in accordance with IFRS.

  The Group commenced to implement the plan for the transition to IFRS in 2003 and the stage of completion is currently as planned for the adaptation to be completed in 2005.

  (19) SUBSEQUENT EVENTS

  In the period from December 31, 2004, through the date of preparation of these financial statements the following events worthy of mention took place at Telefónica, S.A.:

  Interim dividend out of 2004 income

  In accordance with the stockholder return policy approved by the Company´s Board of Directors, and in conformity with the resolution adopted by the Board on January 26, 2005, on February 23, 2005, the Board of Directors of Telefónica, S.A., on the basis of the financial information furnished to it, resolved, pursuant to Article 216 of the Spanish Corporations Law currently in force, to distribute a fixed interim dividend out of 2004 income of €0.23 gross per share for the Company´s outstanding shares carrying dividend rights, up to a maximum total amount of €1,139.86 million. This interim dividend will be paid on May 13, 2005.

  ACCOUNTING STATEMENT SUPPORTING THE DISTRIBUTION OF THE INTERIM DIVIDEND:

                                                                                                                   Millions of Euros

  Income from January 1, 2004, through December 31, 2004                         1,301.40

  Mandatory appropriations to reserves                                                             130.14

  Distributable income                                                                                    1,171.26

  Proposed interim dividend (maximum amount)                                              1,139.86

                                                                                                          =========

  CASH POSITION:

  As shown in the financial statements for 2004, prepared by the Board of Directors on February 23, 2005, on December 31, 2004, there was sufficient liquidity for the distribution of dividends. This liquidity also existed as of January 31, 2005, as evidenced by the following statement of liquidity:

  Cash available for distribution                                                                Millions of Euros

  Cash                                                                                                             31.04

  Unused credit facilities                                                                              6,836.06

  Proposed interim dividend (maximum amount)                                         (1,139.86)

  Difference                                                                                                 5,727.24

  Dividend with a charge to additional paid-in capital

  Also, in conformity with the resolution adopted by the Board of Directors on January 26, 2005, the Company´s Board resolved to propose to the next Stockholders´ Meeting that a fixed cash dividend of €0.27 per share be distributed with a charge to additional paid-in capital. This dividend will be paid, subject to approval by the aforementioned Stockholders´ Meeting and as announced by the Company, on November 11, 2005.

  Merger by absorption of Terra Networks, S.A. into Telefónica, S.A.

  On February 9, 2005, Telefónica, S.A.´s Standing Committee resolved to propose to Terra Networks, S.A. the commencement of negotiations for the eventual merger of the two companies. The basis for the negotiations included the proposal of a certain share exchange ratio.

  The Boards of Directors of Telefónica, S.A. and Terra Networks, S.A. resolved at their respective meetings held on February 23, 2005, to approve a plan for the merger by absorption of Terra Networks, S.A. into Telefónica, S.A. through the dissolution of the former and the transfer en bloc of all its assets and liabilities to the latter, which will acquire, by way of universal succession, all the rights and obligations of Terra Networks, S.A. The exchange ratio for the shares of the companies to be merged was determined on the basis of the actual net asset value of Telefónica, S.A. and Terra Networks, S.A. and will be as follows: 2 shares of Telefónica, S.A. of €1 par value each, for 9 shares of Terra Networks, S.A. of €2 par value each. The merger plan will be submitted for approval by the respective Stockholders´ Meetings.

  MTN Program for the issuance of debt instruments (Telefónica Emisiones, S.A.U.)

  Telefónica Emisiones, S.A.U., a subsidiary of Telefónica, S.A., has launched a program for the issuance of debt instruments ("the Program") for up to a total of €15,000 million. The related Prospectus was filed with the UK Listing Authority for which purpose the Dealership Agreement, the Issue and Paying Agency Agreement, the Deed of Covenant, the Deed of Guarantee and the Master Global Notes were formalized on February 4, 2005.

  Under the Deed of Guarantee, the issues of debt instruments to be made by Telefónica Emisiones, S.A.U. under the aforementioned Program shall be irrevocably and unconditionally guaranteed by Telefónica, S.A.; all in conformity with the resolutions adopted by Telefónica, S.A.´s Standing Committee at its meeting on December 22, 2004.

  (20) STATEMENTS OF CHANGES IN FINANCIAL POSITION

APPLICATION OF FUNDS	2004	2003	SOURCE OF FUNDS	2004	2003
- Funds applied in operations	-	-	- Funds obtained from operations	496.42	187.82
- Start-up and debt arrangement expenses	11.62	21.30
- Fixed asset additions:
a) Intangible assets	16.01	20.05	- Long-term deferred tax assets	7.58	4.63
b) Tangible fixed assets	72.77	7.35	- Long-term debt	-	-
c) Long-term investments	3,918.76	7,199.91	- Fixed asset disposals:
			a) Intangible assets	2.13	-
- Dividends	1,924.16	1,653.15	b) Tangible fixed assets	7.01	-
- Long-term debt	2,223.88	951.48	c) Long-term investments	2,561.94	5,048.72
			- Transfer to short term of loans to Group companies	1,703.82	3,981.83
- Variation in working capital due to inclusion of Inmobiliaria Telefónica S.A.U. (Note 2)	30.88	-

TOTAL FUNDS APPLIED	8,198.08	9,853.24	TOTAL FUNDS OBTAINED	4,778.90	9,223.00
FUNDS OBTAINED IN EXCESS OF FUNDS APPLIED	-	-	FUNDS APPLIED IN EXCESS OF FUNDS OBTAINED	3,419.18	630.24
(INCREASE IN WORKING CAPITAL)			(DECREASE IN WORKING CAPITAL)
	8,198.08	9,853.24		8,198.08	9,853.24

  VARIATIONS IN WORKING CAPITAL

INCREASE IN WORKING CAPITAL	2004	2003

Short-term investments	883.42	60.92
Treasury stock	2,031.05	454.70
Cash	221.99	9.36
Accrual accounts	6.90	-
Accounts payable	-	-

TOTAL	3,143.36	524.98
VARIATION IN WORKING CAPITAL	3,419.18	630.24
	6,562.54	1,155.22

DECREASE IN WORKING CAPITAL	2004	2003
Accounts receivable	2.10	58.93
Short-term investments	-	-
Cash	-	-
Accounts payable	6,560.44	1,086.63
Accrual accounts	-	9.66

TOTAL	6,562.54	1,155.22
VARIATION IN WORKING CAPITAL	-	-
	6,562.54	1,155.22

  The reconciliation of the balances in the statements of income to the funds obtained from operations is as follows:

	Millions of Euros
	2004	2003

Income for the year	1,328.56	1,373.71

Add:
Depreciation and amortization expense	49.89	47.91
Amortization of debt arrangement expenses	34.31	38.23
Short-term investment valuation provisions	0.26	-
Period provisions	-	42.70
Amortization of executive loyalty-building expenses	-	8.69

Less:
Gain on disposal of long-term investments	16.26	29.44
Short-term investment valuation provisions	-	30.80
Investment valuation provisions	761.77	755.27
Reversal of provisions	0.77	170.70
Capitalized interest	1.72	-
Corporate income tax	136.08	337.21
Funds obtained from operations	496.42	187.82

  (21) EXPLANATION ADDED FOR TRANSLATION TO ENGLISH

  These financial statements are presented on the basis of accounting principles generally accepted in Spain. Certain accounting practices applied by the Company that conform with generally accepted accounting principles in Spain may not conform with generally accepted accounting principles in other countries.

  EXHIBIT I

  Detail of subsidiaries, associated companies and investees as of December 31, 2004

DETAIL OF SUBSIDIARIES, ASSOCIATED COMPANIES AND INVESTEES AS OF DECEMBER 31, 2004 (amounts in millions of euros)

SUBSIDIARIES	% OF OWNERSHIP	CAPITAL	RESERVES	INTERIM DIVIDEND	INCOME (LOSS)	GROSS BOOK VALUE
Telefónica de Contenidos, S.A. (SPAIN) (1) (6)	100.00%	2,163.60	(1,865.97)	-	(82.84)	2,241.88
Organization and operation of activities and businesses relating to multimedia services
Paseo de la Castellana, 141 - 28046 Madrid
Telefónica Datacorp, S.A.U. (SPAIN) (1)	100.00%	1,226.76	(413.41)	-	(115.15)	1,335.81
Provision and operation of telecommunications services
Gran Vía, 28 - 28013 Madrid
Telefónica de España, S.A.U. (SPAIN) (1) (6)	100.00%	1,023.68	2,241.85	-	1,112.07	3,033.86
Provision of telecommunications services in Spain
Gran Vía, 28 - 28013 Madrid
Telefónica International Wholesale Services America, S.A. (URUGUAY) (1) (6)	100.00%	370.41	(109.88)	-	(45.68)	499.04
Provision of high bandwidth communications services
Luis A. de Herrera, 1248 Piso 4 - Montevideo
Communicapital Gestión, S.A.U. (ESPAÑA) (1)	100.00%	0.06	(0.02)	-	(0.00)	0.06
Global telecommunications fund
Gran Vía, 28 - 28013 Madrid
Lotca Servicios Integrales, S.L. (SPAIN) (4)	100.00%	16.93	-	-	-	16.93
Ownership and operation of aircraft and the lease thereof
Gran Vía, 28 - 28013 Madrid
Telefónica Gestión de Servicios Compartidos, S.A. (ESPAÑA) (1) (6)	100.00%	7.57	11.82	-	(1.10)	20.08
Provision of management and administration services
Gran Vía, 28 - 28013 Madrid
Telefónica Capital, S.A. (SPAIN) (3)	100.00%	7.00	39.88	-	1.72	18.12
Financial company
Gran Vía, 28 - 28013 Madrid
Telefónica Investigación y Desarrollo, S.A. (TIDSA) (SPAIN) (3)	100.00%	6.01	55.16	-	4.43	6.01
Telecommunications research activities and projects
Emilio Vargas, 6 - 28043 Madrid
Communicapital Inversiones, S.A.U. (SPAIN) (1)	100.00%	6.00	(73.72)	-	2.40	6.00
Global telecommunications fund
Gran Vía, 28 - 28013 Madrid
Compañía Española de Tecnología, S.A. (SPAIN) (3)	100.00%	3.99	(0.35)	-	(0.04)	10.11
Promotion of business initiatives and disposition of marketable securities
Villanueva, 2 duplicado planta 1ª Oficina 23 - 28001 Madrid
Casiopea Reaseguradora, S.A. (LUXEMBOURG) (3)	100.00%	3.60	64.74	-	1.46	2.99
Reinsurance activities
6D, route de Trèves, L-2633 Senningerberg, Luxembourg

SUBSIDIARIES	% OF OWNERSHIP	CAPITAL	RESERVES	INTERIM DIVIDEND	INCOME (LOSS)	GROSS BOOK VALUE
Telefónica Finanzas, S.A. (TELFISA) (SPAIN) (3)	100.00%	3.01	9.93	-	0.96	12.61
Integrated cash management, counseling and financial support for Group companies
Gran Vía, 30 - 4ª Plta. - 28013 Madrid
Venturini España, S.A. (SPAIN) (2)	100.00%	3.01	(0.13)	-	0.36	3.60
Printing, graphic arts and direct marketing
Avda. de la Industria, 17 Tres Cantos - 28760 Madrid
Telefónica Finanzas Perú, S.A.C. (PERÚ)	100.00%	2.75	-	-		2.75
Integrated cash management, counseling and financial support for Group companies
Ciudad de Lima
Telefónica Ingeniería de Seguridad, S.A. (ESPAÑA) (2)	100.00%	0.90	(2.63)	-	(0.76)	3.58
Security services and systems
Condesa de Venadito, 1 - 28027 Madrid
Telefónica Media Internacional y de Contenidos USA, Inc. (USA) (5)	100.00%	-	(3.56)	-	(0.10)	0.33
Operation of media services in the U.S.
1221 Brickell Av. - Miami
Fisatel Mexico, S.A. de C.V. (MEXICO) (1)	100.00%	0.42	(0.29)	-	0.15	0.42
Integrated cash management, counseling and financial support for Group companies
Boulevard Manuel Avila Camacho, 24 - 16ª Plta. - Lomas de Chapultepec - 11000 Mexico City
Telefónica Participaciones, S.A. (ESPAÑA)	100.00%	0.06	-	-	-	0.06
Issuance of preferred securities and/or other debt financial instruments
Gran Vía, 28 - 28013 Madrid
Telefónica Emisiones, S.A. (ESPAÑA)	100.00%	0.06	-	-	-	0.06
Issuance of preferred securities and/or other debt financial instruments
Gran Vía, 28 - 28013 Madrid
Taetel, S.L. (ESPAÑA) (1)	100.00%	28.25	5.65	-	0.53	28.25
Acquisition, holding and disposal of shares and ownership interests in other companies
Beatríz de Bobadilla, 3 - 28040 Madrid
Telefónica Europe, B.V. (NETHERLANDS) (1)	100.00%	0.05	6.08	(1.35)	1.92	0.05
Fund raising in capital markets
Strawinskylaan 1259 ; tower D ; 12th floor 1077 XX - Amsterdam
Ateseco Comunicación, S.A. (ESPAÑA) (1)	100.00%	6.12	39.47	-	2.23	107.57
Holding company
C/ Gran Vía, 28 - 28.013 Madrid
Telefónica Internacional USA Inc. (U.S.A.) (1)	100.00%	-	0.37	-	0.04	-
1221 Brickell Avenue suite 600 - 33131 Miami - Florida
Telefónica B2B Licencing, Inc. (U.S.A.) (1)	100.00%	0.01	(8.06)	-	(1.80)	0.01
Telefonica Gestao de Serviços Compartilhados do Brasil, Ltda. (BRAZIL) (1)	99.99%	8.45	(5.00)	-	(0.56)	5.00
Provision of management and administration services
Rua Do Livramento, 66 Bolco Ibirapuera - Sao Paulo
Telefónica Gestión de Servicios Compartidos, S.A. de C.V. (MEXICO) (1) (6)	99.99%	6.75	(3.73)	-	(0.21)	6.76
Provision of management and administration services
Blvd. Díaz Ordaz Pte N 123 2º, Col. Santamaría - 6465 Monterrey

SUBSIDIARIES	% OF OWNERSHIP	CAPITAL	RESERVES	INTERIM DIVIDEND	INCOME (LOSS)	GROSS BOOK VALUE
Telefónica Gestión de Servicios Compartidos, S.A.C. (PERU) (1) (6)	99.99%	3.91	1.48	-	0.23	3.91
Provision of management and administration services
Shell, 310 - Miraflores
Telefónica Gestión de Servicios Compartidos, S.A. (ARGENTINA) (1)	99.99%	0.01	(0.53)	-	0.45	0.01
Provision of management and administration services
Tucuman 1, Piso 18 Ciudad de Buenos Aires
Telefónica Internacional, S.A. (SPAIN) (1) (6)	99.88%	2,842.12	3,627.02	-	1,216.79	8,131.75
Investment in the telecommunications industry abroad
C/ Gran Vía, 28 - 28013 Madrid
Endemol Entertainment Holding, N.V. (NETHERLANDS) (3) (6)	99.70%	0.69	152.44	-	64.59	842.13
Production of audiovisual content
Bonairelaan, 4 - 1213 Vh Hilversum - Netherlands
Seguros de Vida y Pensiones Antares, S.A. (SPAIN) (3)	94.67%	204.33	4.95	-	8.39	206.62
Life insurance, pensions and health insurance
Avda. General Perón, 38 Master II - 17ª P. - 28020 Madrid
Atento N.V. (NETHERLANDS) (1) (6)	91.35%	0.12	(10.98)	-	18.21	302.71
Provision of telecommunication services
Locatellikade, 1 - 1076 AZ Amsterdam
Terra Networks, S.A. (SPAIN) (1) (6)	75.87%	1,149.88	320.88	-	163.97	2,897.99
Provision and operation of telecommunications services
Nicaragua, 54 - 08029 Barcelona
Telefónica Móviles, S.A. (SPAIN) (1) (6)	71.03%	2,165.28	920.71	-	1,674.09	2,661.41
Holding company
Goya, 24 - 28001 Madrid
Telefónica Publicidad e Información, S.A. (SPAIN) (2) (6)	59.90%	18.41	100.84	-	111.86	4.06
Publishing of directories and advertising in media of all types
Avda. de Manoteras, 12 - 28050 MADRID
Pléyade Peninsular, Correduría de Seguros y Reaseguros del Grupo Telefónica, S.A. (SPAIN) (3)	16.67%	0.36	1.28	-	1.51	0.06
Distribution, promotion or preparation of insurance contracts, operating as a broker
Avda. General Perón, 38 Master II - 17ª P.- 28020 Madrid
Telefónica del Perú, S.A.A. (PERU) (1)	0.14%	473.02	149.30	-	12.26	2.89
Operator of local, long-distance and international telephony services in Peru
Avda. Arequipa, 1155 Santa Beatríz - Lima

ASSOCIATED COMPANIES	% OF OWNERSHIP	CAPITAL	RESERVES	INTERIM DIVIDEND	INCOME (LOSS)	GROSS BOOK VALUE
Telefónica Factoring Establecimiento Financiero de Crédito, S.A. (SPAIN) (1)	50.00%	5.11	1.74	-	2.44	2.64
Loans and credits (consumer and mortgage loans and commercial transactions)
Pedro Teixeira, 8 - 28020 Madrid
Aliança Atlântica Holding B.V. (NETHERLANDS)	50.00%	40.00	0.80	-	1.03	21.97
Holder of 5,225,000 Portugal Telecom, S.A. shares
Strawinskylaan 1725, 1077 XX Amsterdam
Torre de Collçerola, S.A. (SPAIN) (2)	30.40%	12.02	0.56	-	-	3.67
Operation of a telecommunications mast and provision of technical assistance and consulting services
Ctra. Vallvidrera-Tibidabo, s/nº - 08017 Barcelona
Telefónica Factoring Do Brasil, Ltd. (BRASIL) (1)	40.00%	2.41	(0.96)	(0.14)	0.72	0.97
Factoring
Avda. Paulista, 1106
Sistemas Técnicos de Loterías del Estado, S.A. (SPAIN) (2)	31.75%	12.02	54.32	-	4.74	3.82
Operation of a gaming terminal system for the Spanish State Gaming Organization
Manuel Tovar, 9 - 28034 Madrid
Amper, S.A. (SPAIN) (1) (6)	6.10%	27.91	20.18	-	2.51	11.83
Development, manufacture and repair of telecommunications systems and equipment and related components
Torrelaguna, 75 - 28027 Madrid
Portugal Telecom, S.G.P.S., S.A. (PORTUGAL) (1)	8.55%	1,166.49	1,349.22	-	456.40	836.72
Holding company
Avda. Fontes Pereira de Melo, 40 - 1089 Lisbon
Sogecable, S.A. (SPAIN) (1) (6)	1.60%	252.01	167.32	-	(156.23)	41.91
Indirect management of public T.V. Service
Gran via, 32 - 3ª Pta. - 28013 Madrid
Banco Bilbao Vizcaya Argentaria, S.A. (SPAIN) (1) (6)	1.13%	1,662.00	11,090.00	-	2,802.00	555.63
Banking
Plaza de San Nicolás, 4 - 48013 Bilbao (Vizcaya)

INVESTEES	% OF OWNERSHIP	CAPITAL	RESERVES	INTERIM DIVIDEND	INCOME (LOSS)	GROSS BOOK VALUE
I-CO Global Communications (HOLDINGS) Limited (U.K.)	N/D	N/D	N/D	-	N/D	6.03
Other holdings	N/A	N/A	N/A	-	N/A	8.39

		TOTAL SUBSIDIARIES (Note7)				22,415.48
(1) Company audited by Deloitte & Touche. In Spain Deloitte & Touche España, S.L.		TOTAL ASSOCIATED COMPANIES (Note 7)				1,479.16
(2) Company audited by PriceWaterhouseCoopers.		TOTAL INVESTEES (Note 7)				14.42
(3) Company audited by K.P.M.G. Peat Marwick.
(4) Company audited by B.D.O. Audiberia.
(5) Company in liquidation.
(6) Consolidated figures.
(7) Data as of December 31, 2003.
Provisional figures for associated companies and investees.
N/D No data.
N/A Not applicable.

  MANAGEMENT REPORT

  TELEFÓNICA, S.A.

  2004

  Translation of a report originally issued in Spanish. In the event of a discrepancy, the Spanish-language version prevails.

  Initial summary

  The Telefónica Group’s earnings increased in 2004 as a result of the significant commercial drive in all lines of business, making it possible to successfully face up to the stiffer competition and to strengthen its position in the strategic markets in which it has a presence.

  The Telefónica Group had to manage its businesses against a difficult backdrop characterized by the slowdown in the growth of the traditional services, the poor economic situation in certain of the countries in which it operates, the stiffer competition and certain unfavorable decisions taken by the regulator. In order to address this situation, Telefónica focused its management priorities on its customers, making them the central linchpin of the Company’s strategy. The implementation of a more commercial, customer-oriented corporate model entailed a process of transformation at the Telefónica Group towards a more flexible means of managing the businesses, which enabled the Group to increase its operating efficiency and to make more efficient use of the resources used.

  This strategy enabled Telefónica to maintain a prominent position in the industry, where it leads the Spanish- and Portuguese-speaking wireline and wireless telephony markets, with more than 118 million customers, to enjoy a solid financial position with a significant level of cash flow generation and to become one of the leading European operators in terms of stock market capitalization.

  Also, the success of this strategy mage it possible for Telefónica to strengthen its commitment to its stockholder remuneration policy, improving the returns received by them. In this regard, the dividend approved by the Stockholders’ Meeting for 2003 was €0.40 per share (as compared with the €0.25 pain the previous year), and for this year, the Board of Directors, at its meeting on January 26, 2005, resolved to propose to the Stockholders’ Meeting that a dividend of €0.50 per share be paid, which represents a 25% with respect to the 2003 dividend. As part of this strategy, on November 24, 2004, the Board of Directors resolved to propose to the Stockholders’ Meeting that shares of treasury stock of Telefónica S.A. be distributed among the stockholders, in the proportion of one share for every 25 shares held by them, with a charge to additional paid-in capital.

  The Telefónica Group’s objective for the future is to become the best and biggest integrated telecommunications group in the world, for which purpose it will embark on a transformation process based on three main pillars: customers, innovation and operating excellence. As regards the first of these three pillars, Telefónica will attempt to amplify its customer base by building up customer loyalty and increasing the share of the disposable income of its customers received by it. Also, Telefónica aims to extend innovation to the various processes in the value chain, including the commercial area. Lastly, the Group’s efforts in relation to operating excellence will focus on maintaining its position of leadership by implementing a policy targeted at maximizing efficiency and quality. The Group’s objective is to become the company with the best customer satisfaction levels in the industry, which it will achieve through an ongoing increase in productivity and investments in renewal.

  Organization by line of business

  The new organizational model, the implementation of which commenced in 2003, was fully in place in 2004. The new model has simplified the lines of business in order to achieve an organization that places greater emphasis on the key businesses and has a more flexible asset and cost structure.

  In this regard, in 2004 the integration of the Telefónica Empresas business (Data, TIWS and Soluciones) into the wireline telephony businesses in both Spain and Latin America was fully operational. Telefónica de España assumed the business of Telefónica Empresas España and Telefónica Soluciones, and Telefónica Latinoamérica included under its management the Telefónica Empresas business in Latin America and the TIWS business.

  Earnings

  In 2004 the Company’s income amounted to €1,301.40 million, as compared with the €1,373.71 million obtained in 2003.

  The most salient events reflected in the 2004 statement of income are as follows:

  An operating loss of €269.97 million, up 2% on 2003, due once again to the effect of Telefónica's cost containment drive in 2003 and 2004.

  Financial income of €726.45 million, an increase of 81.30% with respect to the preceding year, which was due mainly to the effect of the evolution of the exchange differences recorded in the statement of income and to the increase in dividends received from Group companies.

  The combination of the two aforementioned effects gave rise to income from ordinary activities of €456.48 million in 2004, a figure which was higher than the €136.44 million reported in 2003.

  The Company obtained extraordinary income of €708.84 million in 2004, as compared with the €900.06 million reported in 2003. These results relate mainly to the investment valuation provisions recorded for subsidiaries.

  Investment activity

  The most significant investments made by Telefónica, S.A. in 2004 were as follows:

  Telefónica, S.A. acquired 52,820,862 shares of Portugal Telecom, S.G.P.S., S.A. for €475.14 million. Also, on December 29, 2004, Portugal Telecom announced a capital reduction and retired 87,799,950 shares of treasury stock, equal to 7% of its capital stock. Following these transactions, Telefónica’s direct percentage of ownership increased to 8.55%.

  In 2004 Telefónica, S.A. acquired 3,753,140 shares of Terra Networks, S.A. on the stock market for €10.69 million. As of December 31, 2004, Telefónica, S.A. had a direct ownership interest of 76.80% in this company, after taking into account the treasury stock of Terra Networks, S.A.

  Also, it acquired 804,689 shares of Telefónica Móviles, S.A. for €6.92 million, giving it a direct holding of 71.03% in this company as of December 31, 2004.

  In December 2004 Telfisa Perú SAC was incorporated with an initial capital stock of 12 million new soles through the issuance of 120,000 shares, 119,999 of which were disbursed by the Company for €2.75 million.

  In addition, within the framework of the business activities carried on in the real estate area, which were taken over by Telefónica following the dissolution without liquidation of Inmobiliaria Telefónica, S.L.U. with the transfer en bloc of its assets and liabilities and the extinguishment of the latter, the Company is currently carrying out the construction work required to build the Telefónica Group’s new Head Offices. In this regard, the tangible fixed asset additions of Telefónica, S.A. in 2004 amounted to €74.49 million, as compared with the tangible fixed asset additions of €7.35 million in 2003.

  Financing

  The principal financing transactions in 2004 were as follows:

  On July 6, 2004, Telefónica arranged a syndicated credit facility of €3,000 million with certain Spanish and international credit institutions. This credit facility matures at five years (on July 6, 2009) and bears interest of EURIBOR/LIBOR plus a spread that will depend on the Company’s credit rating. The parties are subject to the habitual commitments and obligations in syndicated financing transactions. Banco Bilbao Vizcaya Argentaria, S.A. and Caja de Ahorros y Pensiones de Barcelona ("La Caixa") acted, together with other entities, as the Underwriters and Managers of the transaction.

  On November 26, 2004, Telefónica, S.A. and various branches of ABN Amro Bank N.V. entered into a credit line agreement for a total amount of US$ 377,083,385.71, guaranteed by the export credit agencies in Finland ("Finnvera") and Sweden ("EKN"), bearing fixed interest of 3.26% and with final maturity on November 15, 2010. This financing will be used to repay a maximum of 85% of the network equipment purchases made by the Telefónica Móviles Group companies from Ericsson and Nokia.

  Treasury stock

  At the beginning of 2004 Telefónica held treasury stock representing 0.81787% of capital stock, i.e. 40,532,869 shares with a book value of €10.39 each, giving a total of €421.26 million and a par value of €40.53 million.

  In 2004 the Company acquired for consideration 166,712,310 shares of treasury stock (representing 3.36392% of capital stock and with a par value of €166.71 million) at an average price of €12.18 per share.

  As a result, 207,245,179 shares (representing 4.18179% of capital stock) of treasury stock were held at 2004 year-end, acquired at an average price of €11.83 per share, giving a total of €2,542.31 million and a par value of €207.24 million. As indicated in Note 4-f, pursuant to current accounting legislation, these shares of treasury stock were valued at their underlying book value and, consequently, a provision of €1,762.13 million was recorded.

  Events subsequent to year-end

  Interim dividend out of 2004 income.

  Pursuant to the stockholder remuneration policy approved by the Company’s Board of Directors, and in conformity with the resolution adopted at the Board meeting held on January 26, 2005, on February 23, 1995, the Board of Directors of Telefónica, S.A., based on the economic and financial information furnished to it, resolved, in accordance with Article 216 of the current Corporations Law, to distribute an interim dividend out of 2004 income, consisting of a fixed amount of €0.23 gross payable on all the Company’s shares currently outstanding carrying the right to receive such dividend, for a total maximum amount of €1,139.86 million, and to pay this dividend on May 13, 2005.

  ACCOUNTING STATEMENT REQUIRED FOR THE DISTRIBUTION OF THE INTERIM DIVIDEND:

                                                                                                                                  Millions of Euros

  Income obtained in the period from January 1, 2004

                          to December 31, 2004                                                                         1,301.40

                      Mandatory appropriations to reserves                                                          130.14

                      Distributable income                                                                                 1,171.26

                      Proposed interim dividend (maximum amount)                                           1,139.86

                                                                                                                         =========

  CASH POSITION:

  As disclosed in the 2004 financial statements, which were prepared by the Board of Directors at their meeting on February 23, 2005, as of December 31, 2004, there was sufficient liquidity to be able to distribute the dividend. This liquidity also existed as of January 31, 2005, as evidenced by the following liquidity statement:

  Funds available for distribution                                                         Millions of Euros

                      Cash                                                                                                          31.04

                      Available credit facilities                                                                         6,836.06

  Proposed interim dividend (maximum amount)                                      (1,139.86)

                      Difference                                                                                             5,727.24

  Dividend with a charge to additional paid-in capital

  Also, in conformity with the resolution adopted by the Board of Directors on January 26, 2005, the Company's Board resolved to propose to the next Stockholders' Meeting that a fixed cash dividend of €0.27 per share be distributed with a charge to additional paid-in capital. This dividend will be paid, subject to approval by the aforementioned Stockholders' Meeting and as announced by the Company, on November 11, 2005.

  Completion of the TIES Program

  In February 2005, as scheduled in the Report issued by the Board of Directors in relation to the resolutions adopted in point IX of the Agenda by the Stockholders’ Meeting on April 7, 2000 (in connection with the establishment of the TIES Program), Telefónica, S.A. acquired 34,760,964 shares, which it currently holds as treasury stock. It is planned to propose to the Company’s next Ordinary Stockholders’ Meeting that capital de reduced with the concomitant retirement of the aforementioned shares.

  MTN Programme for the issuance of debt instruments (Telefónica Emisiones, S.A.U.)

  Telefónica Emisiones, S.A.U., a subsidiary of Telefónica, S.A., has established a programme for the issuance of debt instruments (Programme for the Issuance of Debt Instruments, the "Programme") for a maximum total amount of €15,000,000,000, the prospectus for which has been filed with the UK Listing Authority and for which purpose the documents entitled Dealership Agreement, Issue and Paying Agency Agreement, Deed of Covenant, Deed of Guarante and Master Global Notes were formalized on February 4, 2005.

  In accordance with the Deed of Guarante, the debt instrument issues made under the aforementioned Programme by Telefónica Emisiones, S.A.U. will be guaranteed, irrevocably and unconditionally, by Telefónica, S.A., all pursuant to the resolutions adopted by the Standing Committee of Telefónica, S.A. at a meeting held on December 22, 2004.

  Merger by absorption of Terra Networks, S.A. by Telefónica, S.A.

  On February 9, 2005, the Standing Committee of Telefónica, S.A. resolved to propose to Terra Networks, S.A. that negotiations be initiated with a view to the possible merger of the two companies. Under the bases for the negotiations, a given exchange ratio was proposed.

  On February 23, 2005, the Boards of Directors of Telefónica, S.A. and Terra Networks, S.A. resolved to approve a Plan for the merger by absorption of Terra Networks, S.A. into Telefónica, S.A., through the dissolution of the former and the transfer en bloc of all its assets and liabilities to the latter, which will acquire, by universal succession, the rights and obligations of Terra Networks, S.A. The share exchange ratio for the shares of the entities participating in the merger, which was determined on the basis of the actual value of the net worth of Telefónica, S.A. and Terra Networks, S.A., will be as follows: 2 shares of Telefónica, S.A. of €1 par value each, for 9 shares of Terra Networks, S.A. of €2 par value each. This merger Plan will be submitted for approval by the respective Stockholders’ Meetings.

      All the Directors making up the Board of Directors of Telefónica, S.A. formulated and duly signed the Annual Accounts (Balance Sheet, Profit and Loss Statement, and Notes to the Accounts) and the Management Report of Telefónica, S.A. all for the 2004 financial year, at the Board’s meeting held on February 23rd, 2005.

  The aforesaid Directors were the following:

  D. César Alierta Izuel

  D. Isidro Fainé Casas

  D. José Antonio Fernández Rivero

  D. José Fernando de Almansa Moreno-Barreda

  D. Jesús María Cadenato Matía

  D. Maximino Carpio García

  D. Carlos Colomer Casellas

  D. Alfonso Ferrari Herrero

  D. José Fonollosa García

  D. Gonzalo Hinojosa Fernández de Angulo

  D. Miguel Horta e Costa

  D. Pablo Isla Alvarez de Tejera

  D. Luis Lada Díaz

  D. Antonio Massanell Lavilla

  D. Enrique Used Aznar

  D. Mario E. Vázquez

  D. Antonio Viana-Baptista

  D. Gregorio Villalabeitia Galarraga

  D. Antonio Alonso Ureba